Exhibit 10.15

Lease between

Sobrato Land Holdings and Netflix, Inc.

Section	Page #
Parties	1
Premises	1
Use	2
Permitted Uses	2
Uses Prohibited	2
Advertisements and Signs	2
Covenants, Conditions and Restrictions	2
Term and Rental	3
Base Monthly Rent	3
Rental Adjustment	3
Late Charges	4
Security Deposit	4
Construction	4
Building Shell Construction	4
Tenant Improvement Construction	5
Pricing	7
Change Orders	8
Building Shell Costs	8
Tenant Improvement Costs	8
Force Majeure	9
General Contractor Overhead & Profit	9
Tenant Delays	10
Insurance	10
Punch List & Warranty	10
Other Work by Tenant	11
Acceptance of Possession and Covenants to Surrender	11
Delivery and Acceptance	11
Condition Upon Surrender	12
Failure to Surrender	12
Alterations and Additions	12
Tenant’s Alterations	12
Free From Liens	13
Compliance With Governmental Regulations	13
Maintenance of Premises	14
Landlord’s Obligations	14
Tenant’s Obligations	14

Page i

Landlord and Tenant’s Obligations Regarding Reimbursable Operating Costs	14
Reimbursable Operating Costs	14
Tenant’s Allocable Share	16
Waiver of Liability	16
Hazard Insurance	16
Tenant’s Use	16
Landlord’s Insurance	16
Tenant’s Insurance	17
Waiver	17
Taxes	17
Utilities	18
Toxic Waste and Environmental Damage	18
Use of Hazardous Material	18
Tenant’s Indemnity Regarding Hazardous Material	19
Notice of Release or Violation	19
Remediation Obligations	20
Environmental Monitoring	20
Tenant’s Default	20
Remedies	21
Right to Re-enter	21
Continuation of Lease	21
No Termination	22
Non-Waiver	22
Performance by Landlord	22
Habitual Default	23
Landlord’s Liability	23
Limitation on Landlord’s Liability	23
Limitation on Tenant’s Recourse	23
Indemnification of Landlord	24
Destruction of Premises	24
Landlord’s Obligation to Restore	24
Limitations on Landlord’s Restoration Obligation	24
Condemnation	25
Assignment or Sublease	25
Consent by Landlord	25
Assignment or Subletting Consideration	26
No Release	27
Reorganization of Tenant	27
Permitted Transfers	28
Effect of Default	28
Effects of Conveyance	28
Successors and Assigns	28
Sublease Requirements	29
Option to Extend the Lease Term	29
Grant and Exercise of Option	29
Determination of Fair Market Rental	30
Resolution of a Disagreement over the Fair Market Rental	30
Subsequent Options	30
Option to Lease	31

Page ii

Right of First Offering to Purchase	31
Grant	31
Exclusions	31
General Provisions	32
Attorney’s Fees	32
Authority of Parties	32
Brokers	32
Choice of Law	32
Dispute Resolution	32
Entire Agreement	33
Entry by Landlord	33
Estoppel Certificates	34
Exhibits	34
Interest	34
Modifications Required by Lender	34
No Presumption Against Drafter	35
Notices	35
Property Management	35
Rent	35
Representations	35
Rights and Remedies	35
Severability	35
Submission of Lease	35
Subordination	35
Survival of Indemnities	36
Time	36
Transportation Demand Management Programs	36
Waiver of Right to Jury Trial	36
Memorandum of Lease	36
EXHIBIT A – Premises & Building	39
EXHIBIT B – Declaration	40
EXHIBIT C – Building Shell Plans and Specifications	55
EXHIBIT D – Preliminary Shell Schematic Drawings	56
EXHIBIT E – Building Shell Definition	57
EXHIBIT F – Tenant Improvement Plans and Specifications	58
EXHIBIT G – Option to Lease Building 2	59
EXHIBIT H – Memorandum of Lease	62

Page iii

1. PARTIES: THIS LEASE, is entered into on this 28th day of June, 2004, (“Effective Date”) between SOBRATO LAND HOLDINGS, a California Limited Partnership, whose address is 10600 North De Anza Boulevard, Suite 200, Cupertino, CA 95014 and NETFLIX, INC., a Delaware Corporation, whose address is 970 University Avenue, Los Gatos, CA 95032, hereinafter called respectively Landlord and Tenant. Landlord and Tenant are collectively referred to in this Lease as the “Parties”.

2. PREMISES: Landlord hereby leases to Tenant, and Tenant hires from Landlord that certain building (referred to herein as “Building” or “Premises”) to be constructed on Lot 1 as shown on Exhibit “A” attached hereto situated in the Town of Los Gatos, County of Santa Clara, State of California. The Building is situated within a project site which at completion will be shared with (i) an additional building (“Building 2”) to be constructed on Lot 2, (ii) a subterranean parking structure (“Parking Structure”) and surface parking and common areas to be constructed on Lot A and (iii) a residential condominium development to be constructed on Lot B, all as shown in Exhibit “A” (“Project”). The parties acknowledge that Lot 1 and Lot 2 will be separate parcels from Lot A, however, for all purposes hereunder when referring to Lot 1, it shall include all appurtenant rights of an owner to the use, enjoyment, management and control of Lot A. For purposes of this Lease the Building is to contain approximately 80,000 rentable square feet. Until Building 2 is constructed and the Parking Structure is expanded as provided below, all parking spaces to be located in the Parking Structure and on the surface of Lot A (which are not shown on Exhibit A as shared parking (“Shared Parking”)) shall be for the exclusive use of Tenant (the “Commercial Parking”). Following completion of Building 2, the Commercial Parking will be increased by expanding the Parking Structure and surface parking on Lot A and the Building and Building 2 will share (i) the Commercial Parking, (ii) the Shared Parking (iii) landscaped common areas, sidewalks, service areas and other site facilities detailed on the plans and specifications. The Commercial Parking may be constructed in phases, provided the Commercial Parking available for Building 1 and Building 2, as applicable, (excluding the Shared Parking) is not less than 3.5 parking space for every 1,000 rentable square feet of completed building space within Lot 1 and Lot 2. The Commercial Parking provided to Building 1 and Building 2 shall not be allocated between Tenant and the tenant of Building 2, if any, unless Tenant notifies Landlord that there are not consistently 3.5 spaces per 1,000 square feet available to Tenant. In such event Landlord agrees to designate by striping the parking or other signage based on square footage to Tenant and the tenant of Building 2. In such event, Landlord shall undertake such action to effectuate such request and thereafter Tenant shall be able to enforce its right to utilize such parking through towing or other reasonable measures. Upon substantial completion of the Building, Landlord shall deliver to Tenant a certified statement of the final determination of the Building rentable square footage, which determination shall be made by measuring from the exterior outside wall to exterior of the opposite outside wall without deduction plus the area of the covered balconies and shall serve as the rentable square footage used under this Lease. Rentable square footage shall exclude any uncovered balconies, common area arcades or parking structure. Upon determination of the final Building rentable square footage, the initial Base Monthly Rent payable pursuant to Section 4.A shall be adjusted to the product of (i) the Building rentable square footage and (ii) Two and 05/100

Dollars per rentable square foot. Tenant shall also have access between 8:30 a.m. and 5 p.m. Monday through Friday, normal business holidays excluded, to the fitness center and swimming pool constructed on Lot B. Landlord, at its cost, shall construct a barbeque area on Lot A as reasonably agreed to by Landlord and Tenant. Unless expressly provided otherwise, the term Premises as used herein shall include the Tenant Improvements (defined in Section 5.B) constructed by Tenant pursuant to Section 5.B. Tenant acknowledges Landlord’s right to and hereby consents to construction of additional building(s) within the Project or on adjacent land owned by Landlord, provided however, such construction will not result in increased obligations of Tenant hereunder.

3. USE:

A. Permitted Uses: Tenant shall use the Premises as permitted under applicable zoning laws only for the following purposes and shall not use of the Premises for any other purpose without the prior written consent of Landlord, which shall not be unreasonably withheld: Office, research and development, marketing, light manufacturing, ancillary storage and other incidental uses thereto. Tenant shall use only the number of parking spaces allocated to Tenant under this Lease. Tenant shall have the right to park up to four (4) delivery vehicles overnight in the parking lot. All commercial trucks and delivery vehicles shall (i) be parked away from the adjacent residential development, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain within the Project only so long as is reasonably necessary to complete the loading and unloading. Landlord represents and warrants that the use specified herein is permitted pursuant to any Laws or Restrictions.

B. Uses Prohibited: Tenant shall not commit or suffer to be committed on the Premises any waste, nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in or around the Premises, nor allow any sale by auction or any other use of the Premises for an unlawful purpose. Tenant shall not (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling, walls or columns of the Building in excess of the load limits for which such ceiling, walls or columns are designed, or set any load on the floor in excess of the load limits for which such floors are designed, or (iii) generate dust, fumes or waste products which create a fire or health hazard or damage the Premises or any portion of the Project, including without limitation the soils or ground water in or around the Project. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Premises outside of the Building without Landlord’s prior approval, which approval may be withheld in its sole discretion.

C. Advertisements and Signs: Tenant will not place or permit to be placed, in, upon or about the Premises any signs not approved by the town and other governing authority having jurisdiction. Tenant will not place or permit to be placed upon the Premises any signs, advertisements or notices without the written consent of Landlord as to type, size, design, lettering, coloring and location, which consent will not be unreasonably withheld. Any sign placed on the Premises shall be removed by Tenant, at its sole cost, prior to the Expiration Date or promptly following the earlier termination of the Lease, and Tenant shall repair, at its sole cost, any damage or injury to the Premises caused thereby, and if not so removed, then Landlord may have same so removed at Tenant’s expense. Notwithstanding anything herein to the contrary, Tenant shall be permitted to affix signage to or around the Building as permitted by the Town of Los Gatos.

D. Covenants, Conditions and Restrictions: Subject to Section 21.T, this Lease is subject to the effect of (i) any covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way of record and any other matters or documents of record; and (ii) any zoning laws of the town, county and state where the Building is situated (collectively referred to herein as “Restrictions”)

and Tenant will conform to and will not violate the terms of any such Restrictions. This Lease is specifically subject to that certain agreement entitled Declaration Of Reciprocal Easements And Operating Agreement For Shared Roadway Common Services And Operations which governs among other things the use and allocation of the costs associated with the shared roadway of the Project and is substantially in the form attached hereto as Exhibit “B” (“Declaration”). Landlord shall not make any modifications to the Declaration or any Restrictions that may increase Tenant’s obligations or decrease its rights or otherwise interfere with Tenant’s use, access or parking. Notwithstanding anything in the Declaration to the contrary, Tenant shall have reasonable approval rights over any budget produced under the Declaration or any other expenditures. In addition, both parties will review and approve the final text of the Declaration prior to recordation.

4. TERM AND RENTAL:

A. Base Monthly Rent: The term (“Lease Term”) shall be for eighty four (84) months, commencing on substantial completion of Building Shell and Tenant Improvements as determined pursuant to Section 5 (the “Commencement Date”) estimated to be fifteen (15) months following Effective Date and ending eighty four (84) months thereafter (“Expiration Date”). Notwithstanding the Parties’ agreement that the Lease Term begins on the Commencement Date, this Lease and all of the obligations of Landlord and Tenant shall be binding and in full force and effect from and after the Effective Date. In addition to all other sums payable by Tenant under this Lease, Tenant shall pay as base monthly rent (“Base Monthly Rent”) for the Premises the amount of Two Dollars and Five Cents ($2.05) per rentable square foot. (such amount to be One Hundred Sixty Five Thousand Five Hundred Forty and No/100 Dollars ($165,540.00) for an 80,000 rentable square foot building). Base Monthly Rent shall be due in advance on or before the first day of each calendar month during the Lease Term. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction and without prior notice or demand, at the address specified in Section 1 of this Lease or at such place or places as may be designated in writing by Landlord during the Lease Term. Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment.

B. Rental Adjustment: Beginning twelve (12) months after the Commencement Date, and every twelve (12) months thereafter (an “Adjustment Date”), the then-payable Base Monthly Rent shall be subject to adjustment based on the increase, if any, in the Consumer Price Index that has occurred during the twelve (12) months preceding the then-applicable Adjustment Date, but in no event shall the increase on any Adjustment Date be less than two percent (2%) or more than six percent (6%). The basis for computing the adjustment shall be the U.S. Department of Labor, Bureau of Labor Statistic’s Consumer Price Index for All Urban Consumers, All Items, 1982-84=100, for the San Francisco-Oakland-San Jose area (“Index”). The Index most recently published preceding the Commencement Date shall be considered the “Base Index” for the first adjustment. Thereafter, the index most recently published preceding the previous Adjustment Date shall be considered the “Base Index.” If the Index most recently published preceding the Adjustment Date (“Comparison Index”) is greater than the Base Index, the then-payable Base Monthly Rent shall be increased by multiplying the then-payable Base Monthly Rent by a fraction, the numerator of which is the Comparison Index and the denominator of which is the Base Index. On adjustment of the Base Monthly Rent, which shall be completed within 3 months of each Adjustment Date, Landlord shall notify Tenant by letter stating the new Base Monthly Rent and providing reasonable detail to support the Landlord’s calculation. Landlord’s calculation of the Base Monthly Rent escalation shall be conclusive and binding unless Tenant objects to said calculation within thirty (30) days of Tenant’s receipt from Landlord of such calculation. Landlord’s failure to adjust Base Monthly Rent on an Adjustment Date shall not prevent Landlord from retroactively adjusting Base Monthly Rent at any subsequent time during the Lease Term provided however, Landlord shall use all commercially reasonable efforts to give Tenant notice of any adjustment promptly. If the Index base year is changed so that it differs from 1982-84=100, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is changed, revised or discontinued for any reason, there shall be substituted in lieu thereof and the term “Consumer Price Index” shall thereafter refer to the most nearly comparable official price index of the United States Government in order to obtain substantially the same result as would have been obtained had the original Consumer Price Index not been discontinued, revised or changed, which alternative index shall be selected by Landlord and shall be subject to Tenant’s written reasonable approval.

C. Late Charges: Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant shall not be received by Landlord or its designee within five (5) business days after notice that such payment is past due (provided however no such notice is required if Landlord has given such notice more than twice in any given calendar year). Tenant shall pay to Landlord a late charge equal to five (5%) percent of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and attorneys fees and costs. If any rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate specified in Section 21.J following the date such amount became due until paid. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly Rent, then the Base Monthly Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary.

C. Security Deposit: Intentionally deleted.

5. CONSTRUCTION :

A. Building Shell Construction: At Landlord’s sole cost and expense, Landlord shall cause the shell of the Building (“Building Shell” or “Shell”) to be constructed by Devcon Construction (“General Contractor”), in the location and configuration shown on Exhibit “A” and in accordance with all applicable Laws and Governmental Regulations and the Building Shell plans and guideline specifications prepared by Form4, Inc. (“Landlord’s Architect”) which shall be attached as Exhibit “C” (“Shell Plans and Specifications”), and which shall be generally consistent with the schematic design drawings prepared by Landlord’s Architect dated 4/14/04 (“Preliminary Shell Schematic Drawings”) and attached as Exhibit “D”. Within forty five (45) days after the Effective Date, Landlord shall cause Landlord’s Architect to prepare and deliver to Tenant proposed Shell Plans and Specifications, including fully-engineered working drawings for the Shell. Within ten (10) business days following receipt of the proposed Shell Plans and Specifications, Tenant shall either approve the proposed Shell Plans and Specifications or deliver to Landlord its proposal for the changes which are necessary in Tenant’s opinion to conform such proposed Shell Plans and Specifications to the Preliminary Shell Schematic Drawings. If Tenant fails to approve or disapprove the proposed Shell Plans and Specifications within the allowed time period, the draft Shell Plans and Specifications proposed by Landlord shall be deemed to be the approved

Shell Plans and Specifications for purposes of this Agreement. If Tenant disapproves the proposed Shell Plans and Specifications in any respect, the parties shall confer and negotiate in good faith to reach agreement on the final Shell Plans and Specifications. The Building Shell shall include the Parking Structure, the foundation system and slab, walls, structural and finished roof, exterior glazing (including soundproofing), entry doors, and all improvements necessary for the Shell to comply with the Americans with Disabilities Act (“ADA”); all parking areas (including striping and ADA-required signage), driveways, curbs, sidewalks, utility installations, exterior lighting, irrigation systems, landscaping, and other outside area improvements specified in the Shell Plans and Specifications; and all other on-site and off-site improvements required by any governmental authority as a condition of its issuance of any approval for construction of the Shell or the Tenant Improvements (including road widening, resurfacing and striping, signalization, sidewalks, curbs, lighting and other improvements; and shall include those items set forth in the attached Exhibit “E” (“Building Shell Definition”).

As soon as the Shell Plans and Specifications are approved by Landlord and Tenant, Landlord shall submit the approved Shell Plans and Specifications to all appropriate governmental agencies for their approval and issuance of all required permits. Landlord shall use its reasonable best efforts to obtain all governmental approvals and permits necessary for construction of the Shell, including a building permit from the Town of Los Gatos, as soon as possible and thereafter cause the General Contractor to Substantially Complete the Building Shell. The Building Shell shall be deemed substantially complete (“Substantially Complete” or “Substantial Completion”) when: (i) the Building Shell has been substantially completed in accordance with the Shell Plans and Specifications, as evidenced by a final inspection or its equivalent by the appropriate governmental authority, including a temporary certificate of occupancy for the Shell, if applicable, or any final “sign-off” by all required governmental authorities, (ii) the Landlord’s Architect has certified that the Building Shell has been completed in accordance with the Shell Plans and Specifications, (iii) all utilities have been installed in accordance with the Shell Plans and Specifications, and (iv) all incomplete or defective construction which could interfere with or impede construction and installation of the Tenant Improvements has been remedied and repaired.

B. Tenant Improvement Construction: Landlord shall cause the improvements to the interior of the Premises (“Tenant Improvements”) to be constructed by the General Contractor, in accordance with plans and outline specifications to be attached as Exhibit “F” (“Tenant Improvement Plans and Specifications”). For purposes of this Lease, the “Building Core” means elevators, finished restrooms, down heads of the fire sprinklers, HVAC and electrical systems distributed to each floor, exiting stair finishes, and a finished building lobby. The Tenant Improvements Plans and Specifications shall be prepared, at Tenant’s expense by Form4, Inc. (“Tenant’s Architect”). Within thirty (30) days following approval of the final Shell Plans and Specifications by Landlord and Tenant, Tenant shall cause Tenant’s Architect to prepare and deliver to Landlord a space plan for the Tenant Improvements for Landlord’s approval, which approval shall not be unreasonably withheld or delayed. If Landlord fails to approve or disapprove the proposed space plan within ten (10) business days following delivery of the proposed space plan to Landlord, the space plan proposed by Tenant shall be deemed to be the approved preliminary plans for the Tenant Improvements (the “Preliminary TI Plans”). If Landlord disapproves the proposed space plan, Landlord shall deliver to Tenant Landlord’s written proposal for required changes, and the parties shall negotiate in good faith to reach agreement on the Preliminary TI Plans. Within seventy five (75) days after the Preliminary TI Plans are approved by Landlord and Tenant, Tenant shall cause Tenant’s Architect to prepare and deliver to Landlord proposed final Tenant Improvement Plans and Specifications with all detail reasonably necessary for submittal to the Town for issuance of building permits and for construction and shall include any information required by the relevant agencies regarding

Tenant’s use of Hazardous Materials if applicable. Within ten business (10) days thereafter, Landlord shall either approve or disapprove the proposed final Tenant Improvement Plans and Specifications, Landlord shall not unreasonably withhold or delay its approval and may not in any event disapprove proposed Tenant Improvement Plans and Specifications so long as they are consistent with the approved Preliminary TI Plans. If Landlord disapproves the proposed Tenant Improvement Plans and Specifications in any respect, Landlord shall specify in reasonable detail the changes that are required, in Landlord’s reasonable opinion, to conform the proposed Tenant Improvement Plans and Specifications to the Preliminary TI Plans. If Landlord fails to approve or disapprove the proposed Tenant Improvement Plans and Specifications within the allowed time period, the final Tenant Improvement Plans and Specifications proposed by Tenant shall be deemed to be the approved Tenant Improvement Plans and Specifications for purposes of this Agreement.

The Tenant Improvement Plans and Specifications shall provide for a minimum build-out in all areas of the Premises consisting of: (i) the Building Core, (ii) floor coverings, (iii) t-bar suspended ceiling (iv) distribution of the HVAC system, and (v) 2’ x 4’ drop-in fluorescent lighting. Tenant shall not have the right to delay the completion of the foregoing minimum Tenant Improvement build-out beyond a reasonable time, subject to Section 5.G (Force Majeure) below. The Tenant Improvement Plans and Specifications shall be prepared in sufficient detail to allow the General Contractor to construct the Tenant Improvements. The Tenant Improvements shall not be removed or altered by Tenant without the prior written consent of Landlord as provided in Section 7. Tenant shall have the right to depreciate and claim and collect any investment tax credits for the Tenant Improvements during the Lease Term and Landlord shall have the right to depreciate and claim any investment tax credits for the Building Shell and Parking Structure. Upon expiration of the Lease Term or any earlier termination of the Lease, the Tenant Improvements shall become the property of Landlord and shall remain upon and be surrendered with the Premises, and title thereto shall automatically vest in Landlord without any payment therefore.

As soon as the Tenant Improvement Plans and Specifications are approved by Landlord and Tenant, Landlord shall submit the approved Tenant Improvements Plans and Specifications to all appropriate governmental authorities for their approval and issuance of all required permits. Landlord shall use its reasonable best efforts to obtain all governmental approvals and permits necessary for construction and installation of the Tenant Improvements in accordance with the approved Tenant Improvement Plans and Specifications as soon as possible, including a building permit from the Town of Los Gatos for the Tenant Improvements. As soon as such governmental approvals and permits have been obtained, Landlord shall cause the General Contractor to commence and diligently prosecute completion of the construction and installation of the Tenant Improvements so that the Tenant Improvements will be substantially complete by October 14, 2005. Landlord shall cause the Shell and the Tenant Improvements to be constructed in a good and workmanlike manner, in accordance with the approved Shell Plans and Specifications and Tenant Improvement Plans and Specifications, in compliance with all applicable Laws and Governmental Regulations, and using only new materials of good quality. The Tenant Improvements shall be deemed substantially complete when (i) the Tenant Improvements have been substantially completed in accordance with the Tenant Improvement Plans and Specifications, as evidenced by the issuance of a certificate of occupancy or its equivalent by the appropriate governmental authority, (ii) Tenant’s Architect has certified that the Tenant Improvements has been completed in accordance with the Tenant Improvement Plans and Specifications and all applicable Laws and Governmental Regulations, (iii) all utilities are hooked up and available for use, (iv) all incomplete or defective construction which interferes with Tenant’s use of the Premises has been remedied and repaired, (v) Landlord has delivered possession of the Premises to Tenant, and (vi) Tenant has had forty-five (45) days within which to install its trade fixtures, furniture and equipment, including, without limitation, Tenant’s telephone, telecommunications, data cabling and security systems, signage, and other operating systems for the Premises. Installation of Tenant’s data and phone cabling, or Tenant’s furniture, shall not, however, be required in order to deem the Tenant Improvements Substantially Complete. When the Premises are substantially complete, including all Tenant Improvements, Landlord shall deliver possession of the completed Premises to Tenant. Tenant shall not, however, have any obligation to accept possession of the Premises or commence payment of rent until the later of (i) the date that the Premises (including all Tenant Improvements), are substantially complete or (ii) October 14, 2005.

Landlord acknowledges that its failure to deliver the Premises to Tenant substantially complete on or before January 14, 2006 (subject to extension for Force Majeure or Tenant Delay) will cause Tenant to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, if Landlord fails to deliver to Tenant the Premises (including all Tenant Improvements) substantially complete on or before said date, Landlord shall pay to Tenant, as reimbursement for such costs, an amount equal to Ten Thousand Dollars ($10,000) as liquidated damages for each day delivery of the Premises is delayed beyond such date as its sole and exclusive remedy for Landlord’s failure to achieve substantial completion. The parties agree that such amount represents a fair and reasonable estimate of the cost Tenant will incur by reason of the late delivery of the Premises. At Tenant’s election, Tenant may offset any sum due Tenant under this paragraph against rental and other payments otherwise due Landlord (including, without limitation, under paragraph 5.E below).

C. Pricing: Within ten (10) days after completion of the Tenant Improvements Plans and Specifications, Landlord shall cause the General Contractor to submit to Tenant competitive bids, solicited from at least three (3) subcontractors approved by Tenant for each aspect of the work in excess of Fifty Thousand and No/100 Dollars ($50,000.00) related to the Tenant Improvements or such other amount as requested by Tenant. All such bidding shall be on an “open book” basis so that Tenant may be present at the opening of each bid and Tenant shall in any event receive copies of all bid solicitations and responses to and from prospective bidders. Notwithstanding Tenant’s right to approve the subcontractors, each subcontractor shall be a contractor only of the General Contractor and/or Landlord, and Tenant shall have no liability to any subcontractor under any subcontract or otherwise with respect to the Premises. Landlord shall cause the General Contractor to utilize the low bid in each case unless Tenant approves General Contractor’s use of another subcontractor. Landlord shall promptly prepare and deliver to Tenant, for Tenant’s approval, a detailed, comprehensive, budget (the “Tenant Improvement Budget”) which shall identify all costs to be incurred in connection with the construction and installation of the Tenant Improvements, including a five percent (5%) contingency to protect the General Contractor against cost overruns and the general contractor fee specified in Section 5.H below, which amount may be spent only with approval of Tenant, not to be unreasonably withheld. Upon Tenant’s written approval of the Tenant Improvement Budget, which approval shall not be unreasonably withheld or delayed, Landlord and Tenant shall be deemed to have given their respective approvals of the final Tenant Improvement Plans and Specifications on which the Tenant Improvement Budget was made, and Landlord shall cause the General Contractor to proceed with the construction of the Tenant Improvements in accordance with the terms of Section 5.B above. If Tenant does not specifically approve or disapprove the Tenant Improvement Budget within ten (10) business days of submission, Tenant shall be deemed to have approved the bids. Should Tenant disapprove the Tenant Improvement Budget within ten (10) days from receipt of same, the Tenant’s Architect shall have ten (10) business days following disapproval to make modifications to the design and resubmit revised Tenant Improvement Plans to the General Contractor for pricing. The General Contractor shall thereafter have five business (5) days to price the changes with the low bidder from each trade and resubmit revised pricing to Tenant for approval.

D. Change Orders: Subject to the reasonable approval by Landlord, Tenant shall have the right to order changes in the Tenant Improvements. Upon request and prior to Tenant’s submitting any binding change order, Landlord shall cause the General Contractor to promptly provide Tenant with written statements of the actual, direct construction cost to implement and any time delay or increased construction costs associated with any proposed change order, which statements shall be binding on General Contractor. If no time delay or increased construction cost amount is noted on the written statement, the parties agree that there shall be no adjustment to the construction cost or the Commencement Date associated with such change order. If ordered by Tenant, Landlord shall cause the General Contractor to implement such change order and the cost of constructing the Tenant Improvements shall be increased or decreased in accordance with the cost statement previously delivered by General Contractor to Tenant for any such change order. All such costs of construction to implement any such change shall be calculated in accordance with Section 5.F below.

E. Building Shell Costs: Tenant shall initially pay for the cost of the Parking Structure not to exceed the sum of Six Million and No/100 Dollars ($6,000,000.00). Tenant may elect to pay the foregoing amount in either of the following ways (i) within two weeks after notice from Landlord that all necessary permits have been obtained and construction on the Parking Structure has commenced (such notice to be given no earlier than August 1, 2004), make a payment of $1,000,000 and thereafter make payments of $1,000,000 no later than the 5th day of each calendar month for the 5 calendar months following delivery of the Landlord’s notice or (ii) make progress payments as set forth below. If electing (ii) above, then during the course of construction of Parking Structure, Landlord shall cause the General Contractor to deliver to Tenant not more than once each calendar month a written request for payment (“Progress Invoice”) which shall include and be accompanied by (i) General Contractor’s certified statements setting forth the amount requested, certifying the percentage of completion of each item for which reimbursement is requested and that the construction of the Parking Structure is “on budget”, (ii) copies of paid invoices of suppliers and subcontractors performing work on the Parking Structure in the aggregate amount of the Progress Invoice, and (iii) Landlord Architect’s certified statement that all of the work for which payment is to be made pursuant to such Progress Invoice has been performed in compliance with the Shell Plans and Specifications and this Lease. Tenant shall pay Landlord the amount due pursuant to the Progress Invoice, within ten (10) business days after Tenant’s receipt and approval of the above items. Landlord shall pay the balance of all costs associated with the Building Shell, including all other costs associated with the Parking Structure.

F. Tenant Improvement Costs: Tenant shall also pay the Tenant Improvement Costs described below, however Tenant shall have the right to offset and credit against all Tenant Improvement Costs all amounts paid by Tenant for the Parking Structure pursuant to Section 5.E above. The “Tenant Improvement Costs” shall consist of only the following to the extent actually incurred by General Contractor in connection with the construction of Tenant Improvements: construction costs for labor and materials, amounts paid to governmental authorities for inspections and issuance of building permits and approvals for the Tenant Improvements (but not that portion of such amounts applicable to, or based on the value of, the Shell), and the General Contractor overhead and profit as described in Section 5.H below. In no event, however, shall Tenant Improvement Costs include (i) charges and expenses for changes to the Tenant Improvement Plans and Specifications which have not been approved by Tenant, (ii) wages, labor and overhead for overtime and premium time, (iii) additional costs and expenses incurred by Landlord on account of any contractor’s or subcontractor’s default or construction defects, (iv) principal, interest and fees for construction and permanent financing, (v) offsite management or other general overhead costs incurred by Landlord, (vi) bond premiums, (vii) costs for which Landlord has a right of reimbursement from others (including, without limitation, insurers and warrantors), (viii) restoration costs in excess of insurance proceeds as a consequence of casualties, (ix) penalties and late charges attributable to Landlord’s failure to pay Tenant Improvement Costs, (x) attorneys’, experts’ and other fees and costs in connection with contracts and disputes, and (xi) costs in excess of the approved Tenant Improvement Budget, as modified by change orders approved by Tenant; all of which shall be the sole obligation of Landlord.

Following Substantial Completion of the Tenant Improvements, Landlord shall deliver to Tenant a written request for payment which shall include and be accompanied by General Contractor’s certified statements setting forth the amount expended for Tenant Improvement Costs less the aggregate amount previously paid by Tenant for the Parking Structure, together with all other items required to be submitted for each Progress Invoice under Section 5.E above, except that all such items shall relate to the construction and installation of the Tenant Improvements and not the Parking Structure. In addition, when the Premises are substantially complete, Landlord shall submit to Tenant a final and detailed accounting of all Tenant Improvement Costs paid by Landlord, certified to be true and correct by Landlord’s financial officers. Tenant may audit the books, records and supporting documents of Landlord and General Contractor to the extent necessary to determine the accuracy of such accounting. Tenant shall bear the cost of such audit unless such audit discloses that Landlord has overstated the Tenant Improvement Costs by more than two percent (2%), in which event Landlord shall pay the costs of Tenant’s audit. Landlord shall promptly refund any overpayments to Tenant. Provided that the Tenant Improvements have in fact been substantially completed and Tenant has received from Tenant’s Architect a written statement certifying such substantial completion of the Tenant Improvements in accordance with the approved Tenant Improvements Plans and Specifications, Tenant shall pay to Landlord the amount due pursuant to the invoice, within thirty (30) days after Tenant’s receipt and approval of the above items. If the aggregate amount paid by Tenant for the Parking Structure under Section 5.E exceeds the aggregate amount of the Tenant Improvement Costs, then Landlord shall promptly refund such excess to Tenant. Tenant shall have the further right to offset and credit any amounts not so refunded by Landlord against any rental or other amounts payable by Tenant under this Lease.

G. Force Majeure: Any prevention, delay or stoppage due to strikes, lockouts, labor disputes (excluding disputes between Landlord and the General Contractor or between or among the General Contractor and any subcontractors), governmental restrictions, regulations, controls, civil commotion, fire or other act of God, and other similar causes beyond the reasonable control of Landlord (except financial inability) shall extend the dates contained in this Section 5 by a period equal to the period of any said prevention, delay or stoppage; provided, however, that Landlord shall use its reasonable best efforts to minimize all such delays. If Landlord fails to obtain all building permits necessary to construct the Parking Structure and Building Shell and fails to commence construction by January 14, 2005, Tenant shall have the right to terminate this Lease by providing Landlord with written notice of termination and thereafter this Lease shall be deemed terminated provided Tenant shall be entitled to a refund of any monies advanced hereunder.

H. General Contractor Overhead & Profit: As compensation to General Contractor for its services related to construction of the Building Shell and Tenant Improvements, General Contractor shall receive a fee of 6% of the Tenant Improvement Costs or as may otherwise be mutually agreed to by Tenant and General Contractor, which fee shall cover all of the following: insurance, construction supervision and administration, temporary on-site facilities, home office administration, supervision, and coordination and construction profit. Except as provided therein, neither Landlord nor General Contractor shall receive any other fee or payment from Tenant in connection with the development, construction and installation of the Premises.

I. Tenant Delays: A “Tenant Delay” shall mean any delay in substantial completion of the Building to the extent actually caused by the following: (i) Tenant’s failure to complete or approve the Tenant Improvement Plans by the dates set forth in Section 5.B, (ii) Tenant’s failure to approve the bids for construction by the dates set forth in Section 5.C, (iii) changes to the plans requested by Tenant which delay the progress of the work, not to exceed any delay approved by Tenant under the applicable change order, (iv) Tenant’s failure to make a progress payment for the Parking Structure costs as provided in Section 5.E, and (v) any errors or omissions in the Tenant Improvement Plans provided by Tenant’s architect. Tenant Delay shall exclude, however, any delay in substantial completion of the Building to the extent caused by the following: (i) Landlord’s failure timely to perform its obligations under this Lease, its agreement with the General Contractor, or any permits or licenses with governmental authorities (including, without limitation, payment of costs to construct and install the Shell and the Tenant Improvements as provided herein); (ii) General Contractor’s failure to perform its obligations under this Lease and/or its agreement with Landlord; (iii) Landlord’s failure to approve the Tenant Improvements Plans and Specifications by the date set forth in Section 5.B; and (iv) any errors or omissions in the Shell Plans and Specifications. Notwithstanding anything to the contrary set forth in this Lease, and regardless of the actual date the Premises are substantially complete, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delay had occurred.

J. Insurance: Risk of loss of the Premises prior to the Commencement Date shall be borne by Landlord. Landlord shall cause the General Contractor to procure (as part of Contractor’s Fee) a “Broad Form” liability insurance policy in the amount of Three Million Dollars ($3,000,000.00). Landlord shall also procure (as a cost of the Building Shell) builder’s risk insurance for the full replacement cost of the Building Shell and Tenant Improvements while the Building and Tenant Improvements are under construction, up until the date that the casualty insurance policy described in Section 9 is in full force and effect. Landlord’s insurance policy (i) shall be in a form reasonably satisfactory to Tenant and name Tenant as a named insured, (ii) shall be carried with a company reasonably acceptable to Tenant, (iii) shall provide that such policy shall not be subject to cancellation or change except after at least ten (10) days prior written notice to Tenant, and (iv) shall contain a “cross liability” provision insuring Landlord and Tenant against any loss incurred by the negligence of the other party. Tenant shall be designated as a named insured on such insurance policy and the “deductible” thereunder shall not exceed Twenty Five Thousand Dollars ($25,000).

If the Premises are damaged or destroyed prior to the Commencement Date of this Lease, Tenant shall have the right to terminate this Lease if the Premises (including the Tenant Improvements), in the reasonable opinion of Landlord’s Architect, cannot be substantially completed prior to July 14, 2006. If this Lease is so terminated, Tenant shall be entitled to that amount of the insurance proceeds equal to the amount paid by Tenant for the Parking Structure and the Tenant Improvements prior to the termination date. If the Premises are damaged or destroyed and this Lease is not terminated, Landlord shall promptly and diligently complete construction of the Premises (including the Tenant Improvements) in accordance with this Lease, and all insurance proceeds with respect to the loss shall be paid to an independent depository, reasonably acceptable to Landlord and Tenant, for disbursement to the contractors completing the Premises as the work progresses in accordance with customary institutional lending practices.

K. Punch List & Warranty: Within thirty (30) days after the Building Shell and Tenant Improvements are substantially complete, Landlord shall cause the General Contractor to immediately correct any construction defect or other “punch list” item which Tenant brings to General Contractor’s attention. All such work shall be performed so as to reasonably minimize the interruption to Tenant and its activities on the Premises. The preparation of such a “punch list” shall not, however, be deemed an acceptance by Tenant of the Premises as free from defects and shall not in any way affect Landlord’s or General Contractor’s warranty obligations.

General Contractor shall provide a standard contractor’s warranty with respect to the Building Shell and the Tenant Improvements for one (1) year from the Commencement Date. Such warranty shall exclude routine maintenance, damage caused by Tenant’s negligence or misuse, damages arising from any deficiency in the Tenant Improvement plans and specifications provided by Tenant’s architect, and acts of God. In addition, effective upon delivery of the Premises to Tenant, Landlord warrants that (i) the Shell and the Tenant Improvements were constructed in accordance with all Laws and Governmental Regulations, (ii) the Shell and the Tenant Improvements were constructed in accordance with the Shell Plans and Specifications and the Tenant Improvements Plans and Specifications, respectively, and in a good and workmanlike manner, (iii) all material and equipment installed in the Premises was new and otherwise of good quality and was installed in accordance with all manufacturer’s specifications, instructions and requirements, and (iv) all material and equipment installed in the Premises has been paid for and is free of liens and security interests. All construction, product and equipment warranties and guaranties obtained by Landlord shall, to the extent obtainable, provide that such warranties and guaranties shall also run to the benefit of Tenant and its successors and assigns. Landlord shall cooperate with Tenant in enforcing such warranties and guaranties. Notwithstanding anything to the contrary in this Lease, Tenant’s acceptance of the Premises shall not be deemed a waiver of the foregoing warranty, and Landlord shall promptly repair all violations of the warranty set forth in this paragraph at its sole cost and expense.

L. Other Work by Tenant: All work not described in the Shell Plans and Specifications or Tenant Improvement Plans and Specifications, such as furniture, telephone equipment, telephone wiring and office equipment work, shall be furnished and installed by Tenant at Tenant’ cost. Landlord shall assure that all utilities are installed and available to the Premises. Prior to substantial completion, Tenant shall be obligated to (i) provide active phone lines to any elevators, and (ii) contract with a firm to monitor the fire system. Forty Five (45) days prior to the estimated date of Substantial Completion, Landlord shall notify Tenant and shall permit Tenant and its authorized representatives and contractors access to the Premises before the Commencement Date for the purpose of installing Tenant’s trade fixtures and equipment. Any such installation work by Tenant or its authorized representatives and contractor shall be undertaken upon the following conditions: (i) the entry into the Premises by Tenant or its representatives or contractors shall not interfere with or delay General Contractor’s work, (ii) any contractor used by Tenant in connection with such entry and installation shall use union labor, and (iii) Tenant shall maintain the liability insurance required pursuant to this Lease.

6. Acceptance of Possession and Covenants to Surrender:

A. Delivery and Acceptance: On the Commencement Date, Landlord shall deliver and Tenant shall accept possession of the Premises and enter into occupancy of the Premises on the Commencement Date. By accepting possession, Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition. Except as otherwise specifically provided herein, Tenant agrees to accept possession of the Premises in its then existing condition, subject to all Restrictions and without representation or warranty or further obligation by Landlord except as provided in this Lease. Tenant’s taking possession of any part of the Premises shall be deemed to be an acceptance of any work of improvement done by Landlord in such part as complete and in accordance with the terms of this Lease except for (i) “Punch List” type items of which Tenant has given Landlord written notice prior to the time Tenant takes possession and (ii) Landlord’s warranties provided in Section 5 above or elsewhere in this Lease. Within sixty (60) days after the Commencement Date, Tenant agrees to be in occupancy of at least twenty percent (20%) of the rentable square footage of the Premises.

B. Condition Upon Surrender: Tenant further agrees on the Expiration Date or on the sooner termination of this Lease, to surrender the Premises to Landlord in good condition and repair, normal wear and tear excepted. In this regard, “normal wear and tear” shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the commercially reasonable standards for maintenance, repair replacement, and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the Expiration Date or sooner termination of this Lease: (i) all interior walls shall be patched and spot painted            , (ii) all tiled floors shall be cleaned and waxed, (iii) all carpets shall be cleaned and shampooed, (iv) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced, (v) all cabling placed above the ceiling by Tenant or Tenant’s contractors shall be removed, (vi) all windows shall be washed; (vii) the HVAC system shall be serviced by a reputable and licensed service firm and left in “good operating condition and repair” as so certified by such firm, (viii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses. Notwithstanding the foregoing, in no event shall the total cost of the work to complete items i, ii, iii, iv, v, vi and viii above (absent Tenant’s negligence or misconduct and excluding any repairs or maintenance required for the HVAC system) exceed Forty Thousand and No/100 Dollars ($40,000.00). On or before the Expiration Date or sooner termination of this Lease, Tenant shall remove all its personal property and trade fixtures from the Premises. All property and fixtures not so removed shall be deemed as abandoned by Tenant. If Landlord has so indicated pursuant to Section 7 below Tenant shall, at Tenant’s sole cost and expense, remove such Alterations as Landlord has required and shall repair and restore such to condition at time of commencement, normal wear and tear excluded. Such repair and restoration shall include causing the Premises to be brought into compliance with all applicable building codes and laws in effect at the time of the removal but only to the extent such compliance is necessitated by and relates solely to the repair and restoration work of the Tenant Improvements. In no event, however, shall Tenant be required to remove any portion of the initial Tenant Improvements installed in accordance with the terms of this Lease.

C. Failure to Surrender: If the Premises are not surrendered at the Expiration Date or sooner termination of this Lease in the condition required by this Section 6, Tenant shall be deemed in a holdover tenancy pursuant to this Section 6.C. If Tenant remains in possession of the Premises after the Expiration Date or sooner termination of this Lease without Landlord’s consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as rent during the holdover period an amount equal to one hundred twenty-five percent (125%) of the Base Monthly Rent due in the month preceding the earlier termination or Expiration Date, as applicable, plus all other amounts payable by Tenant under this Lease. Any holding over shall otherwise be on the terms and conditions herein specified, except those provisions relating to the Lease Term and any options to extend or renew, which provisions shall be of no further force and effect. This provision shall survive the termination or expiration of the Lease.

7. Alterations and Additions:

A. Tenant’s Alterations: Tenant shall not make, or suffer to be made, any alteration or addition to the Premises (“Alterations”), or any part thereof, without obtaining Landlord’s prior written consent and delivering to Landlord the proposed architectural and structural plans for all such Alterations at least fifteen (15) days prior to the start of construction. Notwithstanding the foregoing, Tenant shall be entitled without obtaining Landlord’s consent, to make any Alterations which (i) do not affect the structure of the Building, and (ii) cost does not exceed Fifty Thousand Dollars ($50,000.00) per alteration nor an aggregate of One Hundred Thousand Dollars ($100,000.00) in any twelve (12) month period (such amounts to increase annually by any increase in the CPI). If such Alterations affect the structure of the Building, Tenant additionally agrees to reimburse Landlord its reasonable out-of-pocket costs incurred in reviewing Tenant’s plans not to exceed $1,000 per alteration. Upon the request of Tenant, Landlord shall, within the 15-day period, advise Tenant in writing as to whether Landlord shall require removal of an Alteration in question upon the expiration or earlier termination of the Lease Term. After obtaining Landlord’s consent, Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits, and in the event the total estimated cost of the Alteration exceeds $300,000 (such amount to increase annually by any increase in the CPI) provides Landlord reasonable security, in form reasonably approved by Landlord, to protect Landlord against mechanics’ lien claims. Tenant agrees to provide Landlord (i) written notice of the anticipated and actual start-date of the work, (ii) a complete set of half-size (15” X 21”) vellum as-built drawings, and (iii) a certificate of occupancy for the work upon completion of the Alterations, if applicable. All Alterations shall be constructed by a licensed general contractor in compliance with all applicable building codes and laws including, without limitation, the Americans with Disabilities Act of 1990 as amended from time to time. Upon the Expiration Date, all Alterations, except movable furniture, equipment and trade fixtures, shall become a part of the realty and belong to Landlord but shall nevertheless be subject to removal by Tenant as provided in Section 6 above. Alterations which are not deemed as trade fixtures include heating, lighting, electrical systems, air conditioning, walls, carpeting, or any other installation which has become an integral part of the Premises. All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense.

B. Free From Liens: Tenant shall keep the Premises free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for Tenant. In the event Tenant fails to discharge any such lien within ten (10) days after receiving notice of the filing, Landlord shall immediately be entitled to discharge the lien at Tenant’s expense and all reasonable resulting costs incurred by Landlord, including attorney’s fees shall be due immediately from Tenant as additional rent.

C. Compliance With Governmental Regulations: The term Laws or Governmental Regulations shall include all federal, state, county, town or governmental agency laws, statutes, ordinances, standards, rules, requirements, or orders now in force or hereafter enacted, promulgated, or issued. The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Tenant, at Tenant’s sole expense will comply with all such Governmental Regulations applicable to the premises or the Tenant’s use of the Premises and shall make all repairs, replacements, alterations, or improvements necessary to comply with said Governmental Regulations. Such expense shall be borne solely by Tenant if the Governmental Regulations relate to or are required by any Law because of (i) Tenant’s particular use or change of use of the Premises, (ii) Tenant’s application for any permit or governmental approval, or (iii) Tenant’s construction or installation of any Alterations or Trade Fixtures. To the extent repairs, replacements, alterations or improvements are required by Governmental Regulations and are not related to or required by Tenant pursuant to the preceding sentence, then the expense shall be split between Landlord and Tenant based on the following: Landlord and Tenant shall establish the useful life of the item in question based upon generally accepted accounting principles. Tenant shall pay a portion of the cost equal to the actual compliance-related expense times a fraction, the numerator of which is the number of months remaining in the initial Lease Term, and the denominator of which is the useful life of the required work in months. Landlord shall make such portion of its payment to Tenant within fifteen (15) days after written demand. Tenant shall thereafter submit payment and deliver proof of payment by Tenant to Landlord. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant.

8. Maintenance of Premises:

A. Landlord’s Obligations: Landlord at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, the foundation, all exterior walls, structural support systems, and roof structure of the Building Shell. Landlord further agrees to perform the maintenance, repair and restoration obligations and payments thereunder of “Commercial Owner” under the Declaration and to enforce obligations of other owners under the Declaration.

B. Tenant’s Obligations: Subject to 8.A above, Tenant shall clean, maintain, repair and replace when necessary the Premises and every part thereof through regular inspections and servicing, including but not limited to: (i) all plumbing and sewage facilities, (ii) all heating ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls floors, carpets and ceilings, (iv) all windows, door entrances, plate glass and glazing systems including caulking, and skylights, (v) all electrical facilities and equipment, (vi) all automatic fire extinguisher equipment, (vii) the parking lot and all underground utility facilities servicing the Premises, (viii) all elevator equipment, (ix) the roof membrane system, and (x) all waterscape, landscaping and shrubbery. All wall surfaces and floor tile are to be maintained in an as good a condition as when Tenant took possession free of holes, gouges, or defacements. With respect to items (ii), (viii) and (ix) above, Tenant shall provide Landlord a copy of a service contract between Tenant and a licensed service contractor providing for periodic maintenance of all such systems or equipment in conformance with the manufacturer’s recommendations. Tenant shall provide Landlord a copy of such preventive maintenance contracts and paid invoices for the recommended work if requested by Landlord.

C. Landlord and Tenant’s Obligations Regarding Reimbursable Operating Costs: In addition to the direct payment by Tenant of expenses as provided in Sections 8.B, 9, 10 and 11 of this Lease, Tenant agrees to reimburse Landlord for Tenant’s Allocable Share (as defined in Section 8.E below) of Reimbursable Operating Costs (as defined in Section 8.D below) which are not otherwise paid by Tenant directly. Tenant agrees to pay its Allocable Share of the Reimbursable Operating Costs as additional rental within thirty (30) days of written invoice from Landlord.

D. Reimbursable Operating Costs: For purposes of calculating Tenant’s Allocable Share of Building and Project Costs, the term “Reimbursable Operating Costs” is defined as all reasonable costs and expenses hereinafter described which are actually incurred by Landlord in connection with operation of the Building or the Project in which Premises are located. All such costs and expenses shall be determined in accordance with generally accepted accounting principles which shall be consistently applied, including but not limited to the following: (i) common area utilities, including water, power, telephone, heating, lighting, air conditioning, ventilating, and Building utilities to the extent not separately metered; (ii) common area maintenance and service agreements for the Building and/or Project and the equipment therein, including without limitation, common area janitorial services, alarm and security services, exterior window cleaning, and maintenance of the sidewalks, landscaping, waterscape, roof membrane, parking areas, driveways, service areas, mechanical rooms, elevators, and the building exterior; (iii) insurance premiums and costs, including without limitation, the premiums and cost of fire, casualty terrorism and liability coverage and rental abatement and, if elected by Landlord, earthquake insurance applicable to the Building or Project, all as limited by Section 9; (iv) repairs, replacements and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and repairs or alterations attributable solely to tenants of the Building or Project other than Tenant); and (v) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Building or Project, upon the occupancy of the Building or Project and including any substitute or additional charges which may be imposed during, or applicable to the Lease Term including real estate tax increases (as permitted under Section 10) due to a sale, transfer or other change of ownership of the Building or Project, as such taxes are levied or appear on the Town and County tax bills and assessment rolls. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project. Tenant assumes all responsibility for the protection of Tenant and Tenant’s Agents from acts of third parties; provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project. This is a “Net” Lease, meaning that Base Monthly Rent is paid to Landlord absolutely net of all costs and expenses, except as provided otherwise herein. The provision for payment of Reimbursable Operating Costs by means of periodic payment of Tenant’s Allocable Share of Building and/or Project Costs is intended to pass on to Tenant and reimburse Landlord for all costs of operating and managing the Building and/or Project. The provisions of the Section 8 notwithstanding, if the any capital improvements or repairs, including without limitation, roof membrane or the HVAC system requires replacement during the Lease Term, then Tenant shall make such replacement and the cost of such replacement shall be allocated as follows: Landlord and Tenant shall establish the useful life of the replacement or repair based upon the useful life of the replacement or repair in months. Landlord shall within ten (10) days reimburse Tenant for the cost of the replacement less the product of such total cost multiplied by a fraction, the numerator of which is the number of years remaining in the Lease Term, the denominator of which is the useful life (in years) of the replacement. . Notwithstanding anything in this lease to the contrary, Reimbursable Operating Cost shall not include (i) costs incurred in connection with the original construction of the Building; (ii) costs of correcting defects in or inadequacy of the initial design or construction of the Building; (iii) fines, penalties, ground-lease rental or interest; (iv) expenses resulting from the negligence of Landlord, its agents, servants or employees or from another tenant of the Project; (v) bad debt loss, rent loss or reserves of any kind; (vi) costs associated with the operation of the business of the partnership which constitutes Landlord (as distinguished from costs of operation of the Building), including without limitation, partnership accounting and legal matters, cost of defending lawsuits, or cost of financing; (vii) fees (including legal) or commissions incurred in connection with leasing the Project; (viii) cost for which Landlord is reimbursed by another tenant or occupant of the Project; (ix) wages and benefits of any employee who does not devote substantially all of his or her time to the Building; (x) costs paid to Landlord or to affiliates of Landlord for services in the building to the extent the same exceed or would exceed the costs for such services if rendered by unaffiliated third parties on a competitive basis; (xi) net income, inheritance, gift or estate tax; (xii) Landlord’s general corporate overhead and general administrative expenses; (xiii) any management fees; (xiv) any Project Costs associated with the development, improvement, construction, repair, maintenance, ownership or operation of Lot 2 or Lot B, except as specifically provided in the Declaration as to be shared between the Commercial Owner and the Residential Owner, as defined in the Declaration.

Tenant shall have the right, at Tenant’s expense and not more than once every 12 months, upon not less than twenty (20) days prior written notice to Landlord, to review, at reasonable times in Landlord’s office or at another reasonable location designated by Landlord, Landlord’s books and records applicable to this Lease and for the prior year’s Reimbursable Operating Costs, for purposes of reviewing Landlord’s expenditures and Landlord’s calculation of such Reimbursable Operating Costs. In the event that Tenant disputes any amount charged to Tenant, Tenant shall further have the right to have Landlord’s books and records with respect to such costs for such fiscal year to be audited by a certified public accountant selected by Tenant. Tenant’s Allocable Share of such Reimbursable Operating Cost shall be appropriately adjusted on the basis of such audit. If such audit discloses a liability for a refund in excess of five (5%) percent of Tenant’s Allocable Share of Reimbursable Operating Costs previously paid, the reasonable cost of such audit shall be borne by Landlord; otherwise, the cost of such audit shall be paid by Tenant.

E. Tenant’s Allocable Share: For purposes of prorating Reimbursable Operating Costs which Tenant shall pay, Tenant’s Allocable Share of Reimbursable Operating Costs shall be computed by multiplying the Reimbursable Operating Costs by a fraction, the numerator of which is the rentable square footage of the Premises and the denominator of which is either the total rentable square footage of the Building if the service or cost is allocable only to the Building, or the total rentable square footage of the Project if the service or cost is allocable to the entire Project. Tenant’s obligation to share in Reimbursable Operating Costs shall be adjusted to reflect the Lease Commencement and Expiration dates and subject to recalculation in the event of expansion of the Building or Project.

F. Waiver of Liability: Failure by Landlord to perform any defined services, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery utilized in supplying the services listed herein break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 concerning the Landlord’s obligation of tenantability and Tenant’s right to make repairs and deduct the cost of such repairs from the rent. Landlord shall not be liable for a loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing.

9. Hazard Insurance:

A. Tenant’s Use: Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of fire insurance policies. Tenant shall, at its sole cost, comply with all reasonable requirements pertaining to the Premises of any insurance company or organization necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances.

B. Landlord’s Insurance: Landlord agrees to purchase and keep in force All Risk and fire insurance in an amount equal to the full replacement cost of the Building (not including any Tenant Improvements or Alterations paid for by Tenant) as determined by Landlord’s insurance company’s appraisers. At Landlord’s election, such all risk and fire insurance may be endorsed to cover loss caused by such additional perils against which Landlord may elect to insure, including earthquake, flood or terrorist acts, and shall contain reasonable deductibles. If Landlord elects to obtain insurance against any such additional perils Tenant’s obligation to reimburse Landlord for the cost of the additional coverage shall be limited to an annual amount of Eighty Thousand and No/100 Dollars ($80,000)

increased each year during the Lease term by three percent (3%) compounded. Additionally Landlord may maintain a policy of (i) commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises in an amount as Landlord determines is reasonably necessary for its protection, and (ii) rental loss insurance covering a twelve (12) month period. Tenant agrees to pay Landlord as additional rent, on demand, the full reasonable cost of said insurance as evidenced by insurance billings to Landlord, and in the event of damage covered by said insurance, the amount of any deductible under such policy not to exceed Fifty Thousand and no/100 Dollars ($50,00.00). Payment shall be due to Landlord within thirty (30) days after written invoice to Tenant. It is understood and agreed that Tenant’s obligation under this Section will be prorated to reflect the Lease Commencement and Expiration Dates.

C. Tenant’s Insurance: Tenant agrees, at its sole cost, to insure its personal property, Tenant Improvements and Alterations against damage for their full replacement value (without depreciation). Said insurance shall provide All Risk and fire coverage equal to the replacement cost of said property. The property insurance provided by Tenant as required by this paragraph and shall name Landlord and Landlord’s lender, as loss payee with respect to Tenant Improvements and Alterations only. Tenant shall deliver certificates of insurance to Landlord evidencing such Insurance. Tenant agrees, at its sole cost, and to obtain worker’s compensation and Commercial General Liability insurance for occurrences within the Premises. Worker’s Compensation limits shall be per state law. General liability Insurance shall contain a combined single limit of not less than Five Million Dollars ($5,000,000.00) (coverage may be provided by any combination of primary and excess insurance). Tenant’s liability insurance shall be primary insurance containing a cross-liability clause, and shall provide coverage on an “occurrence” rather than on a “claims made” basis. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named (additional) insureds shall not reduce or avoid coverage to the other named (additional insureds). Tenant shall name Landlord and Landlord’s lender as an additional insured (except with respect to damages arising out of its sole negligence or with respect to structural alteration, new construction or demolition operations performed by or on behalf of and shall deliver a certificates of insurance to Landlord. All insurance policies required under this section shall provide for thirty (30) days’ prior written notice to Landlord of any cancellation, or termination in coverage. Notwithstanding the above, Landlord retains the right to have Tenant provide other forms of insurance which may be reasonably required to cover future risks, provided such as available at commercially reasonable rates but in no event exceeding an annual amount payable by Tenant of $25,000.

D. Waiver: Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive rights each may have against the other on account of property damage sustained by Landlord or Tenant, as the case may be to the Premises or its contents, which may arise from any risk covered by their respective property insurance policies (or which would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above. The Parties shall each obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord or Tenant, as the case may be.

10. Taxes: Tenant shall be liable for and shall pay as additional rental, prior to delinquency, the following: (i) all taxes and assessments levied against Tenant’s personal property and trade or business fixtures; (ii) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Premises or upon the occupancy of the Premises, including any substitute or additional charges which may be imposed applicable to the Lease Term; and (iii) real estate tax increases due to an increase in assessed value resulting from a sale, transfer or other change of ownership of the Premises as it appears on the City and County tax bills during the Lease Term. All real estate taxes shall be prorated to reflect the Lease Commencement and Expiration Dates. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or Buildings, Tenant shall pay and discharge its pro rata share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net income taxes, inheritance, gift or estate tax imposed upon Landlord. Any tax assessments shall be payable over the longest term allowed. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its pro rata share of such tax on behalf of Landlord, then at Landlord’s sole election, Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. If by virtue of any application or proceeding brought by Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to pay Landlord a fee consistent with the fees charged by a third party appeal firm for such services but in no event more than the amount of tax savings. Notwithstanding the foregoing, if property taxes increase during the Lease Term as a result of a reassessment due to a voluntary change of ownership, Tenant’s shall be responsible for payment of the resulting property tax increase as follows: during the first twelve months, Tenant shall be responsible for payment of thirty three percent (33%) of the tax increase; during the second twelve months, Tenant shall be responsible for payment of sixty seven percent (67%) of the tax increase, thereafter Tenant shall be responsible for payment of the entire tax increase.

11. Utilities: Tenant shall pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises. Landlord shall not be liable for loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing or the utility company’s failure to furnish utilities to the Premises, and in such event Tenant shall not be entitled to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease.

12. Toxic Waste and Environmental Damage:

A. Use of Hazardous Material: Without the prior written consent of Landlord, Tenant or Tenant’s agents, employees, contractors, subtenants or invitees (“Tenant’s Agents”) shall not cause or permit any Hazardous Material, as defined below, to be generated, brought onto, used, stored, created, released or disposed of in or about the Premises, except in strict compliance with all Environmental Laws, as defined below. As used herein, the term “Hazardous Material” shall mean any substance, material or waste (whether liquid, solid or gaseous), which is a pollutant or contaminant, or which is hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which presents a risk to public health or the environment, and which is or becomes regulated by or under the authority of any Environmental Laws, as defined below, including, without limitation, asbestos or asbestos containing materials, petroleum products, pesticides, polychlorinated biphenyls, flammable explosives, radioactive materials and urea formaldehyde. As used herein, the term “Environmental Laws” shall mean any present or future federal, state or local law, whether common law, statute, rule, regulation or ordinance, judgment, order, or other governmental restriction, guideline, listing or requirement, relating to the environment or any Hazardous Material, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., and applicable provisions of the California Health and Safety Code and the California Water Code, all as heretofore or hereafter may be amended from time to time. In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the Hazardous Material to be brought onto the Premises, measures to be taken for storage and disposal thereof, and safety measures to be employed to prevent pollution or contamination of the air, soil, surface and ground water.

Landlord’s approval may be withheld in its reasonable judgment. In the event Landlord consents to Tenant’s use of Hazardous Materials on the Premises or such consent is not required, Tenant represents and warrants that it shall comply with all Governmental Regulations applicable to Hazardous Material including doing the following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal laws, ordinances or regulations and provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits required for the use and handling of Hazardous Material on the Premises; (iii) enforce Hazardous Material handling and disposal practices consistent with industry standards; (iv) surrender the Premises free from any Hazardous Materials to the extent required by Environmental Laws and arising from Tenant’s generating, bringing, using, storing, creating, releasing, or disposing of Hazardous Material; and (v) properly close the facility with regard to Hazardous Material including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Material and obtaining a closure certificate from the local administering agency prior to the Expiration Date.

B. Tenant’s Indemnity Regarding Hazardous Material: Landlord represents and warrants, to the best of its knowledge, that as of the Effective Date there does not exist any Hazardous Materials on the Premises or the property of which the Premises are a part. Tenant shall, at its sole cost and expense and with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord and Landlord’s trustees, shareholders, directors, officers, employees, partners, affiliates, agents, successors and assigns from, and against any and all claims, liabilities, obligations, penalties, fines, actions, costs or expenses incurred or suffered arising from generating, bringing, using, storing, creating, releasing or disposing of Hazardous Material by Tenant or Tenant’s Agents in or about the Premises, or the violation of any Governmental Regulation or Environmental Laws by Tenant or Tenant’s Agents. This indemnification applies whether or not the concentrations of any such Hazardous Material exceed applicable maximum contaminant or action levels or any governmental agency has issued a cleanup order. Tenant’s indemnification, defense, and hold harmless obligations include, without limitation, the following: (i) claims, liabilities, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under present or future laws, including Environmental Laws; (ii) claims, liabilities, costs or expenses pertaining to the assessment and identification, monitoring, cleanup, containment, or removal of Hazardous Material from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) losses attributable to diminution in the value of the Premises or the Building (iv) loss or restriction of use of rentable space in the Building; and (v) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) directly resulting from the release or violation. This Section 12.B shall survive the expiration or termination of this Lease.

C. Notice of Release or Violation: Tenant agrees to notify Landlord of any lawsuits or orders of which Tenant has been notified in writing which relate to the remedying of or actual release of Hazardous Materials on or into the soils or ground water at or under the Premises. Tenant shall also provide Landlord all notices required by Section 25359.7(B) of the Health and Safety Code and all other notices required by law to be given to Landlord in connection with Hazardous Materials. Without limiting the foregoing, Tenant shall also deliver to Landlord, within twenty (20) days after receipt thereof, any written notices from any governmental agency alleging a material violation of, or material failure to comply with, any federal, state or local laws, regulations, ordinances or orders, the violation of which of failure to comply with poses a foreseeable and material risk of contamination of the ground water or injury to humans (other than injury solely to Tenant, Tenant’s Agents and employees within the Building).

In the event of any release on or into the Premises or into the soil or ground water under the Premises, the Building or the Project of any Hazardous Materials used, treated, stored or disposed of by Tenant or Tenant’s Agents, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and its Lender to attempt to eliminate and mitigate any financial exposure to such Lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Property has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under 12.B of this Lease to indemnify, defend and hold Landlord harmless from any claims liabilities, costs or expenses incurred or suffered by Landlord. Tenant shall provide Landlord prompt written notice of Tenant’s monitoring, cleanup and remedial steps.

In the absence of an order of any federal, state or local governmental or quasi-governmental agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant’s obligation to Landlord under this Section 12.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by mediation and/or arbitration pursuant to this Lease.

D. Remediation Obligations: In the event of any release on, under or about the Premises of any Hazardous Material generated, brought onto, used, stored, created or disposed of by Tenant or Tenant’s Agents, Tenant shall, at its sole cost, promptly take all necessary and appropriate actions, in compliance with applicable Environmental Laws, to remove or remediate such Hazardous Material, whether or not any governmental agency has issued a cleanup order, so as to return the Premises to substantially the condition that existed before the introduction of such Hazardous Material or as may otherwise be required by law. Tenant shall obtain Landlord’s written consent prior to implementing any proposed removal or remedial action, provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s written consent. Nothing in the preceding sentence shall in any way eliminate, modify or reduce the obligation of Tenant under 12.B of this Lease to indemnify, defend and hold Landlord harmless from any claims, liabilities, costs or expenses incurred or suffered by Landlord.

E. Environmental Monitoring: Landlord and its agents shall have the right to inspect, investigate, sample and monitor the Premises, including any air, soil, water, ground water, or to conduct any other sampling or testing, digging, drilling or analysis, to determine whether Tenant is complying with the terms of this Section 12. If Landlord discovers that Tenant is not in compliance with the terms of this Section 12, any costs incurred by Landlord in determining Tenant’s non- compliance, including attorneys’, consultants’ and experts’ fees, shall be due and payable by Tenant to Landlord within thirty (30) following Landlord’s written demand therefor.

13. Tenant’s Default: The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) Tenant’s failure to pay the Base Monthly Rent including additional rent or any other payment due under this Lease , where such failure to pay continues for five (5) days after written notice thereof by Landlord to Tenant, (ii) the abandonment of the Premises by Tenant; (iii) Tenant’s failure to observe and perform any other required provision of this Lease, where such failure continues for thirty (30) days after written notice from Landlord provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Tenant shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion; (iv) Tenant’s making of any general assignment for the benefit of creditors; (v) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed after the filing); (vi) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days or (vii) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days.

A. Remedies: In the event of any such default by Tenant, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; including the following: (x) expenses for repairing, altering or remodeling the Premises for purposes of reletting, (y) unamortized broker’s fees, advertising costs or other expenses of reletting the Premises, and (z) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The term “rent”, as used herein, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums being deemed as additional rent due hereunder. As used in (i) and (ii) above, “worth at the time of award” shall be computed by allowing interest at a rate equal to the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum. As used in (iii) above, “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent.

B. Right to Re-enter: In the event of any such default by Tenant, Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord in any manner permitted by law.

C. Continuation of Lease: If Landlord does not elect to terminate this Lease as provided in Section 13.A or 13.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue the lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply and Landlord may from time to time, without terminating this Lease, either recover all rental as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole but reasonable discretion may deem advisable, with the right to make alterations and repairs to the Premises. In the event that Landlord elects to so relet, rentals received by Landlord from such reletting shall be applied in the following order to: (i) the payment of any indebtedness other than Base Monthly Rent due hereunder from Tenant to Landlord; (ii) the payment of any cost of such reletting; (iii) the payment of the cost of any alterations and repairs to the Premises; and (iv) the payment of Base Monthly Rent and other sums due and unpaid hereunder. The residual rentals, if any, shall be held by Landlord and applied in payment of future Base Monthly Rent as the same may become due and payable hereunder. Landlord shall have the obligation to market the space but shall have no obligation to relet the Premises following a default if Landlord has other comparable available space within the Building or Project. In the event the portion of rentals received from such reletting which is applied to the payment of rent hereunder during any month be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any reasonable costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

D. No Termination: Landlord’s re-entry or taking possession of the Premises pursuant to 13.B or 13.C shall not be construed as an election to terminate this Lease unless written notice of such intention is given to Tenant or unless the termination is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

E. Non-Waiver: Landlord may accept Tenant’s payments without waiving any rights under this Lease, including rights under a previously served notice of default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. If Landlord accepts payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Tenant any further notice or demand. Furthermore, the Landlord’s acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenant’s Tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord of any provision of this Lease must be in writing. Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver thereof by Landlord. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date. Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises. Landlord’s consent to or approval of any act by Tenant which requires Landlord’s consent or approvals shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

F. Performance by Landlord: If Tenant fails to perform any obligation required under this Lease or by law or governmental regulation, and such failure continues after any applicable notice and cure period, Landlord in its sole discretion may, without further notice, without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest at the Agreed Interest Rate (as defined in Section 21.J) within thirty (30) days of Landlord’s written notice for such payment.

G. Habitual Default: Intentionally Deleted

14. LANDLORD’S LIABILITY:

A. Limitation on Landlord’s Liability: In the event of Landlord’s failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail or by nationally recognized overnight delivery service to any person or entity with a security interest in the Premises (“Mortgagee”) that has provided Tenant with written notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure, including such time as is reasonably necessary to obtain an appointment of a receiver, if such should prove necessary to effectuate a cure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an expressed third-party beneficiary hereof. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee’s interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit. Tenant further waives any right to terminate this Lease and to vacate the Premises on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief; provided, however, Landlord and its partners, trustees, beneficiaries and employees shall not be liable to Tenant for any consequential damages suffered or incurred by Tenant on account of Landlord’s default including, without limitation, on account of lost profits or the interruption of Tenant’s business. Tenant hereby agrees that Landlord shall, except to the extent of any gross negligence or misconduct of Landlord, not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the goods, wares, merchandise, or other property of Tenant, Tenant’s employees, invitees, customers, or any other person in or about the Premises or the Project, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, agents, or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water, or rain, or from the breakage, leakage, obstruction, or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord shall not be liable for any damages arising from any act or neglect or any other tenant, occupant, or user of the Project, nor from the failure of Landlord to enforce the provisions of any other lease of the Project.

B. Limitation on Tenant’s Recourse: If Landlord is a corporation, trust, partnership, joint venture, unincorporated association or other form of business entity, then (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives except to the extent of their property interest in Lot 1 and all appurtenances thereto. Tenant shall have recourse only to the interest of Landlord in Lot 1 and all appurtenances thereto for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations. The provisions of this Section 14. B shall be effective only following substantial completion of the

Building. During the effectiveness of this Lease, Landlord shall maintain a net equity as to its property interest in Lot 1 of no less than five million dollars ($5,000,000). The limitation of this Section 14B shall not apply at anytime that there is a breach of the foregoing net equity covenant. As used herein, “net equity” shall mean the then fair market value of Lot 1 and all appurtenances thereto less debt, liens or other obligations against the property interest in the Lot 1.

C. Indemnification of Landlord: Except to the extent due to the negligence or willful misconduct of Landlord, as a material part of the consideration rendered to Landlord, Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises, from any cause arising at any time to the fullest extent permitted by law, and Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord (it being agreed that a counsel preferred by Tenant’s insurance company is acceptable) and hold Landlord, and their shareholders, directors, officers, trustees, employees, partners, affiliates and agents from any claims, liabilities, costs or expenses incurred or suffered arising from the use or occupancy of the Premises or any part of the Project by Tenant or Tenant’s Agents, the acts or omissions of Tenant or Tenant’s Agents, Tenant’s breach of this Lease, or any damage or injury to person or property from any such cause, including but not limited to the use or occupancy of the Premises or any part of the project by Tenant or Tenant’s Agents, the acts or omissions of Tenant or Tenant’s Agents, Tenant’s breach of this Lease or from the failure of Tenant to keep the Premises in good condition and repair as herein provided. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant or Tenant’s Agents, Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from any such claim or liability including Landlord’s costs and expenses and reasonable attorney’s fees incurred in defending such claims.

15. DESTRUCTION OF PREMISES:

A. Landlord’s Obligation to Restore: In the event of a destruction of the Premises during the Lease Term Landlord and Tenant, to the extent of its alterations and Tenant Improvements, shall repair the same to a similar condition to that which existed prior to such destruction. Such destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent and Additional Rent while repairs are being made, such proportionate reduction to be based upon the extent to which the repairs interfere with Tenant’s business in the Premises, as reasonably determined by Landlord. In no event shall Landlord be required to replace or restore Alterations, Tenant Improvements paid for by Tenant from sources other than the Work Allowance or Tenant’s fixtures, equipment or personal property. Tenant shall be obligated to replace and restore all alterations and Tenant Improvements paid for by Tenant but not exceeding $6,000,000 (increased by the CPI each year of the Lease Term) or, at Tenant’s option, to assign to Landlord tenant’s proceeds of insurance covering the replacement (not exceeding $6,000,000 (as increased by the CPI each year of the Lease Term) of such alterations and Tenant Improvements in which event Landlord shall restore.

B. Limitations on Landlord’s Restoration Obligation: Notwithstanding the provisions of Section 15.A, Landlord shall have no obligation to repair, or restore the Premises if any of the following occur: (i) if the repairs cannot be made in two hundred and seventy (270) days from the date of destruction as reasonably determined by Landlord (ii) the damage or destruction is not fully covered (or would not have been covered) by the insurance that Landlord is required to have maintained under this Lease and exceeds ten percent (10%) of the replacement cost of the Premises, (iii) the damage or destruction occurs in the last twelve (12) months of the Lease Term and would reasonably take greater than 120 days to restore (provided that if Tenant exercises an option to extend there shall be no termination right hereunder), or (iv) Tenant is in default, beyond any applicable notice and cure period, pursuant to the provisions of Section 13, or (v) Tenant has abandoned the Premises for more than ninety (90) days. In any such event Landlord may elect either to (i) complete the repair or restoration, or (ii) terminate this Lease by providing Tenant written notice of its election within sixty (60) days following the damage or destruction. If Landlord elects to repair or restore, this Lease shall continue in full force and effect. Tenant hereby waives the benefits and rights provided to Tenant by the provisions of Civil Code Sections 1932 and 1933.

Notwithstanding anything in this Lease to the contrary, Tenant shall have the right to terminate the Lease in the event of a destruction of the Premises that either: (i) occurs during the last year of the Lease Term and cannot be repaired within one hundred twenty (120) days of the date of such destruction; or (ii) cannot be repaired within two hundred seventy (270) days from the date of destruction, as reasonably determined by Landlord. If Tenant elects to terminate the Lease pursuant to the above, it shall do so by providing written notice to Landlord no later than fifteen (15) days following notification by Landlord of the time period necessary to repair the destruction.

16. CONDEMNATION: If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser (“Vesting Date”) and Base Monthly Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking. If all of the Premises or such part thereof be taken so that there does not remain a portion reasonably susceptible for occupation by Tenant for its intended use, this Lease shall terminate on the Vesting Date. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; except Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for damage to or taking of any Alterations, Tenant Improvements paid for by Tenant from sources other than the Work Allowance, or for Tenant’s moving costs. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any other similarly enacted statue, and the provisions of this Section 16 shall govern in the case of a taking.

17. ASSIGNMENT OR SUBLEASE:

A. Consent by Landlord: Except as specifically provided in Section 17.E, Tenant may not voluntarily, involuntarily or by operation of law, assign, sell or otherwise transfer all or any part of Tenant’s interest in this Lease or in the Premises, cause or permit any part of the Premises to be sublet, occupied or used by anyone other than Tenant, or permit any person to succeed to any interest in this Lease or the Premises (all of the foregoing being a “Transfer”) without the express written consent of Landlord. In the event Tenant desires to effectuate a Transfer, Tenant shall deliver to Landlord (i) executed counterparts of any agreement and of all ancillary agreements with the proposed transferee, (ii) current financial statements of the transferee covering the preceding three years, (iii) the nature of the proposed transferee’s business to be carried on in the Premises, (iv) a statement outlining all consideration to be given on account of the Transfer, and (v) a current financial statement of Tenant. Landlord may condition its approval of any Transfer on receipt of a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord’s request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed Transfer. Landlord shall have a ten (10) day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) permit Tenant to Transfer such space to the named transferee on the terms and conditions set forth in the notice; or (ii) refuse consent and the basis therefore. If Landlord should fail to notify Tenant in writing of such election within the 10-day period, Landlord shall be deemed to have elected option (i) above. Landlord’s consent to the proposed Transfer shall not be unreasonably withheld, provided and upon the condition that: (i) the proposed transferee is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed transferee is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease and Landlord has been furnished with reasonable proof thereof; (iii) the proposed transfer agreement, if it is a sublease, conforms to the requirements of subsection 17.I (Sublease Requirements) or if it is an assignment, is in a form reasonably satisfactory to Landlord; and (iv) Tenant reimburses Landlord within 30 days following for any reasonable costs (not exceeding $5,000) that may be incurred by Landlord in connection with said Transfer, including the costs of making investigations as to the acceptability of the proposed transferee and legal costs incurred in connection with the granting or denial of any requested consent. In the event all or any one of the foregoing conditions are not satisfied (without limiting other factors that may be considered or conditions that may be imposed by Landlord in connection with a requested Transfer), Landlord shall be considered to have acted reasonably if it withholds its consent. Tenant shall not hypothecate, mortgage, pledge or otherwise encumber Tenant’s interest in this Lease or the Premises or otherwise use the Lease as a security device in any manner without the consent of Landlord, (all of the foregoing being an “Hypothecation”) which consent Landlord may withhold in its sole discretion. Tenant shall reimburse Landlord within 30 days following demand for any reasonable costs that may be incurred by Landlord in connection with an Hypothecation, including legal costs incurred in connection with the granting or denial of any requested consent. Landlord’s consent to one or more Transfers or Hypothecations shall not operate to waive Tenant’s obligation to obtain Landlord’s consent to other Transfers or Hypothecations nor constitute consent to an assignment or other Transfer following foreclosure of any permitted lien, mortgage or other encumbrance. If Tenant is a corporation, limited liability company, unincorporated association, partnership or other legal entity, the sale, assignment, transfer or hypothecation of any stock, membership or other ownership interest in such entity (whether occurring at one time or over a period of time) in the aggregate of more than fifty percent (50%) (determined cumulatively) shall be deemed an assignment of this Lease; in the case of a partnership, any withdrawal or substitution (whether occurring at one time or over a period of time) of any partners owning fifty percent (50%) or more (cumulatively) of the partnership, or the dissolution of the partnership shall be deemed an assignment of this Lease; provided that, subject to Section 17.D below, the foregoing provisions of this sentence shall not apply to a transfer of stock in a corporation whose stock is publicly traded on a public stock exchange. If Tenant is a corporation whose stock is not publicly traded on a public stock exchange, any dissolution, merger, consolidation or reorganization of Tenant shall be deemed a Transfer.

B. Assignment or Subletting Consideration: Landlord and Tenant hereby agree that that during any renewal terms, fifty percent (50%), of any rent or other economic consideration (including without limitation, payments for trade fixtures and personal property in excess of the fair market value thereof, stock, warrants, and options) in excess of the Base Monthly Rent (or if a gross sublease, inclusive of a credit for Additional Rent) payable hereunder (i) realized by Tenant in connection with any Transfer by Tenant, and/or (ii) realized by a subtenant or any other person or entity (other than Tenant) (any such subtenant, person or entity being a “Subsequent Transferor”) in connection with a sublease, assignment or other Transfer by such Subsequent Transferor, shall be paid by Tenant to Landlord promptly after such amounts are paid to Tenant or a Subsequent Transferor As used in this Section 17.B, “Reasonable Transfer Costs” shall mean unamortized (based on reasonable useful life) cost of Tenant Improvements or Alterations paid for by Tenant and all costs to the extent reasonably incurred in connection with the Transfer in question, including without limitation: (i) advertising costs, legal fees and brokerage commissions payable to unaffiliated third parties, and (ii) tenant improvement costs incurred solely in connection with such Transfer. All Reasonable Transfer Costs shall be recovered by Tenant prior to payment of any excess Base Rent to Landlord. Tenant’s obligation to pay over Landlord’s portion of the consideration constitutes an obligation for additional rent hereunder. The above provisions relating to relating to the allocation of excess rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the Parties to be commercially reasonable. No Transfer by Tenant shall relieve it of any obligation under this Lease. Any Transfer which conflicts with the provisions of this Lease shall be void.

C. No Release: Any Transfer shall be made only if and shall not be effective until the transferee shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, whereby the transferee, in the case of an assignment, shall assume all the obligations of this Lease on the part of Tenant to be performed or observed to the extent of the interest being transferred and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease to the extent applicable to the interest being transferred. Notwithstanding any Transfer and the acceptance of rent or other sums by Landlord from any transferee, Tenant shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any transferee or any other person claiming under or through any transferee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney fees) resulting from any claims that may be made against Landlord by the proposed transferee arising out of this Lease or by any real estate brokers or other persons claiming compensation in connection with the proposed Transfer.

D. Reorganization of Tenant: The provisions of this Section 17.D shall apply if Tenant is a publicly-held corporation and: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where Tenant is not the surviving corporation, or (ii) there is a sale or transfer of stock possessing more than fifty percent (50%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors to one person or entity (or to any group of related persons or entities) (the “Acquiring Entity”), and after such sale or transfer of stock Tenant’s stock is no longer publicly traded. In a transaction under clause (i), the surviving corporation shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such surviving corporation assumes the obligations of Tenant hereunder. In a transaction under clause (ii), the Acquiring Entity shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such Acquiring Entity assumes the obligations of Tenant to the extent accruing after such transferee’s acquisition of Tenant’s stock possessing more than 50% of the total combined voting of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors. The foregoing notwithstanding, in the event the Acquiring Entity is itself not a publicly-traded corporation, but is instead the subsidiary of a publicly-traded corporation (or a subsidiary of a subsidiary of a publicly-traded corporation, or a subsidiary in a chain of entities in which a parent corporation is publicly traded), then the publicly-traded parent corporation shall be required to execute and deliver to Landlord the Lease Guaranty. It is the intent of the parties that after such an acquisition of the stock of Tenant, Landlord shall be entitled to rely on the creditworthiness of a publicly-traded corporation and to receive audited financial information from a publicly-traded corporation.

E. Permitted Transfers: Notwithstanding anything contained in this Section 17, (but subject to Section 17.E), Tenant may enter into any of the following Transfers (a “Permitted Transfer”) without Landlord’s prior consent, and Landlord shall not be entitled to terminate the Lease or to receive any part of any consideration resulting therefrom that would otherwise be due pursuant to Sections 17.A and 17.B. Tenant may sublease all or part of the Premises or assign its interest in this Lease to (i) any corporation which controls, is controlled by, or is under common control with Tenant to this Lease by means of an ownership interest of more than fifty percent (50%); (ii) a corporation which results from a merger, consolidation or other reorganization, so long as the surviving corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant as of the Effective Date of this Lease; and (iii) a corporation which purchases or otherwise acquires all or substantially all of the assets or stock of Tenant so long as such acquiring corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant as of the Effective Date of this Lease.

F. Effect of Default: In the event of Tenant’s default after notice and opportunity to cure, Tenant hereby assigns all amounts due to Tenant from any Transfer as security for performance of Tenant’s obligations under this Lease, and Landlord may collect such amounts as Tenant’s Attorney-in-Fact, except that Tenant may collect such amounts unless a default exists as described in Section 13 above. A termination of the Lease due to Tenant’s default shall not automatically terminate a Transfer then in existence; rather at Landlord’s election (1) such Transfer shall survive the Lease termination, (2) the transferee shall attorn to Landlord, and (3) Landlord shall undertake the obligations of Tenant under the transfer agreement; except that Landlord shall not be liable for prepaid rent, security deposits not received by Landlord or other defaults of Tenant to the transferee, or for any acts or omissions of Tenant and Tenant’s Agents.

G. Conveyance by Landlord: In the event of any transfer of Landlord’s interest in this Lease, the Landlord herein named (and in case of any subsequent transfer, the then transferor) shall be automatically freed and relieved from and after the date of such transfer of all liability for the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided, however, that any funds in the hands of Landlord or the then transferor at the time of such transfer, in which Tenant has an interest shall be turned over to the transferee and any amount then due and payable to Tenant by Landlord or the then transferor under any provision of this Lease shall be paid to Tenant; and provided, further, that upon any such transfer, the transferee shall be deemed to have assumed, subject to the limitations of this Section 17, all of the agreements, covenants and conditions in this Lease to be performed on the part of Landlord, it being intended hereby that the covenants and obligations contained in this Lease to be performed on the part of Landlord shall, subject as aforesaid, be binding on each Landlord, its successors and assigns, only during its period of ownership. Notwithstanding anything in this Lease to the contrary, the original Landlord shall not transfer its interest in (A) Lot 1 to an entity not controlled by the immediate Sobrato family until substantial completion of Building 1 and (B) Lot 2 to an entity not controlled by the immediate Sobrato family until (i) the Option to Lease Building 2 has expired or is otherwise terminated by Tenant or (ii) substantial completion of Building 2. In the event of any such transfer, the original Sobrato entity shall not be relieved of its obligations. Landlord acknowledges that Tenant has relied upon original Landlord (in particular, Landlord’s affiliation with the Sobrato Development Companies) and such has served as a material inducement for Tenant to enter into this Lease. Exercise of the Option to Lease shall not be deemed an expiration or termination of the option to Lease for purposes of (i) above, it being understood that in such event Landlord is obligated to substantially complete Building 2 prior to any transfer.

H. Successors and Assigns: Subject to the provisions of this Section 17, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all Parties hereto; and all parties hereto comprising Tenant and Landlord shall be jointly and severally liable hereunder.

I. Sublease Requirements: If Landlord consents to any sublet of the premises by Tenant to an approved Subtenant (“Subtenant”), every sublet transaction shall be evidenced by a written sublease between Tenant and Subtenant (the “Sublease”). The Sublease shall comply with the following requirements: (i) The form of the Sublease and the terms and conditions thereof shall be subject to Landlord’s approval which shall not be withheld unreasonably; (ii) The Sublease shall provide that it is subject to all of the terms and conditions of this Lease, except those terms and conditions relating to Rent, Additional Rent, and any other amount due under this Lease; (iii) The Sublease shall provide that the Subtenant shall have no right to exercise any option or other right granted to Tenant in this Lease; (iv) The Sublease shall contain a waiver of subrogation against Landlord and shall require Subtenant’s insurance policies to acknowledge such waiver of subrogation; (v) The Sublease shall provide that all requirements of the Lease applicable to subleases shall be applicable to sub-subleases; (vi) The Sublease shall require Subtenant, acting through Tenant, to obtain Landlord’s prior written approval, to any alteration to the Premises to the same extent Tenant is required by this Lease to obtain such consent; (vii) The Sublease shall require Subtenant to send Landlord copies of any and all default notices concerning the Premises that Subtenant is obligated to provide to Tenant and Tenant to send Landlord copies of any and all default notices concerning the Premises that Tenant is obligated to provide to Subtenant; and (viii) The Sublease shall provide that, at Landlord’s option, the Sublease shall not terminate in the event that this Lease terminates and shall require Subtenant to execute an attornment agreement if Landlord, in its sole and absolute discretion, shall elect to have the Sublease continue beyond the date of termination of this Lease as provided in Section 17.F.

18. OPTION TO EXTEND THE LEASE TERM:

A. Grant and Exercise of Option: Landlord grants to Tenant, subject to the terms and conditions set forth in this Section 18.A, four (4) options (the “Options”) to extend the Lease Term for an additional term (the “Option Term”). The first two (2) Option Terms shall be for a period of thirty six (36) months each and the second two (2) Option Terms shall be for sixty (60) months each. All Option Terms shall be exercised, if at all, by written notice to Landlord no earlier than eighteen (18) months prior to the date the Lease Term would expire but for such exercise but no later than twelve (12) months prior to the date the Lease Term would expire but for such exercise, time being of the essence for the giving of such notice. If Tenant exercises the Option, all of the terms, covenants and conditions of this Lease shall apply except for the grant of additional Options pursuant to this Section, provided that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the greater of (i) the Base Monthly Rent applicable to the period immediately prior to the commencement of the Option Term, and (ii) ninety percent (90%) of the Fair Market Rental as hereinafter defined. Notwithstanding anything herein to the contrary, if Tenant is in monetary or material non-monetary default (beyond any applicable notice or cure period) under any of the terms, covenants or conditions of this Lease at the time Tenant exercises the Option, then Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the Lease Term shall not be extended pursuant to this Section 18.A. As used herein, the term “Fair Market Rental” is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the (i) current use and other potential uses of the Premises, as determined by the rents then obtainable for new leases of space comparable in age and quality to the Premises in the same real estate submarket as the Building and on substantially the same terms and conditions as this Lease (e.g., triple net operating expenses). The appraisers shall be instructed that the foregoing ten percent (10.0%) discount is intended to offset comparable rents that include the following costs which Landlord will not incur in the event Tenant exercises its option (i) brokerage commissions, (ii) tenant improvement or relocation allowances, and (iii) vacancy costs.

B. Determination of Fair Market Rental: If Tenant exercises the Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the Exercise Date. If Tenant disputes Landlord’s determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord’s notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord’s determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 18.C below. If Tenant does not send Landlord a notice as provided in the previous sentence, Landlord’s determination of Fair Market Rental shall be the Base Monthly Rent payable by Tenant during the Option Term. If Tenant elects to resolve the disagreement as provided in Section 18.C and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to Section 18.C is greater than Landlord’s determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 18.C is less than Landlord’s determination, the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C shall be credited against the next installments of Base Monthly Rent and Additional Rent due from Tenant to Landlord hereunder.

C. Resolution of a Disagreement over the Fair Market Rental: Any disagreement regarding Fair Market Rental shall be resolved as follows:

1. Within thirty (30) days after Tenant’s response to Landlord’s notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at a mutually agreeable time and place, in an attempt to resolve the disagreement.

2. If within the 30-day period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above.

3. If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as Fair Market Rental. If the two appraisals differ by more than 10%, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after his selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be Fair Market Rental.

4. All appraisers specified pursuant to this Section shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office and industrial properties in the Santa Clara Valley. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

D. Personal to Tenant: All Options provided to Tenant in this Lease are personal and granted to Netflix, Inc., Acquiring Entity, or any successor by Permitted Transfer and are not exercisable by any third party should Tenant otherwise assign or sublet all or a portion of its rights under this Lease, unless Landlord consents to permit exercise of any option by any assignee or subtenant, in Landlord’s sole and absolute discretion. In the event Tenant has multiple options to extend this Lease, a later option to extend the Lease cannot be exercised unless the prior option has been properly exercised.

19. OPTION TO LEASE: Tenant has been provided an option to Lease Building 2 pursuant to the Option to Lease Agreement attached hereto as Exhibit “G”.

20. RIGHT OF FIRST OFFERING TO PURCHASE:

A. Grant: Landlord hereby grants Tenant a right of first offer to purchase Landlord’s interest in Lot 1 and all appurtenances thereto, including the Building, or Landlord’s interest in Lot 2 and all appurtenances thereto, including Building 2 (if the Landlord’s interest in the Building and Building 2 are offered separately) or Lot 1 and Lot 2 and all appurtenances thereto, including the Building and Building 2 (if the Landlord’s interest in Building and Building 2 are offered together). Prior to Landlord offering to sell its interest in either Lot 1 or Lot 2 to a third party, Landlord shall give Tenant written notice of such desire and the terms and other information under which Landlord intends to sell Lot 1 and/or Lot 2 (and all appurtenances thereto), including without limitation, (i) sales price, (ii) seller financing, (iii) assumable 3rd party financing (iv) state of title; (v) date for close of escrow; (vi) allocation of closing costs; (vii) legal description; and (v) any other material terms. Provided at the time of exercise, Tenant is not in default beyond the expiration of any applicable cure period, Tenant shall have the option, which must be exercised, if at all, by written notice to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s notice, to purchase Landlord’s interest in Lot 1 and/or Lot 2, as applicable, at the sales price and terms of sale specified in the notice. In the event Tenant timely exercises such option to purchase Landlord’s interest, Landlord shall sell Landlord’s interest to Tenant, and Tenant shall purchase Landlord’s interest from Landlord in accordance with the price and terms specified in Landlord’s notice. Landlord and Tenant shall, in good faith, attempt to reach agreement on the terms of a mutually acceptable reasonable purchase agreement consistent with the terms set forth in Landlord’s notice within thirty (30) days of Landlord’s notice. In the event (i) Landlord and Tenant, in good faith, are unable to reach agreement on a mutually acceptable reasonable purchase agreement within such thirty (30) day period or (ii) Tenant fails to exercise Tenant’s option within said thirty (30) day period, Landlord shall have one hundred eighty (180) days thereafter to sell such Landlord’s interest at no less than ninety five percent (95%) of the sales price and upon the same or substantially the same other terms of sale as specified in the notice to Tenant. In the event Landlord fails to close escrow on the sale of Landlord’s interest within said one hundred eighty (180) day period or in the event Seller proposes to sell Landlord’s interest at less than ninety five percent (95%) of the sales price or on other material terms which are more favorable to the prospective buyer than that proposed to Tenant, Landlord shall be required to resubmit such offer to Tenant in accordance with this Right of First Offering except that Tenant shall be required to respond to any resubmission within a ten (10) day period. For purposes of clarification, any sale, transfer or other hypothecation of any interest in the entity comprising Landlord shall be subject to the provisions of this Section 20. Notwithstanding anything herein to the contrary, Lot 1 and Lot 2 referred to herein shall include all appurtenant rights of an owner to the use, enjoyment, management and control of Lot A.

B. Exclusions: This Right of First Offering shall automatically terminate, upon the expiration or sooner termination of the Lease. In addition, this Right of First Offering shall not be triggered by an event of a foreclosure or other involuntary transfer of Landlord’s interest in the Premises, provided the Right of First Offering shall survive any such foreclosure or involuntary transfer. Notwithstanding the forgoing, this Right of First Offering shall not apply to (but shall survive and remain in effect after) transfers of all or a portion of the Building to (i) John A. Sobrato and/or John M. Sobrato (individually and collectively “Sobrato”), and (ii) any immediate family member of Sobrato, and (iii) any trust established, in whole or in p art, for the benefit of Sobrato and/or any immediate family member of Sobrato, (iv) any partnership in which Sobrato or any immediate family member, either directly or indirectly (e.g., through a partnership or corporate entity or a trust) retains a general partner interest, and/or (v) any corporation under the control, either directly or indirectly, by Sobrato or any immediate family member of Sobrato.

21. GENERAL PROVISIONS:

A. Attorney’s Fees: In the event a suit or alternative form of dispute resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney’s fees including the expense of expert witnesses, depositions and court testimony as part of its costs which shall be deemed to have accrued on the commencement of such action. The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney’s fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.

B. Authority of Parties: Tenant and Landlord each hereby represents and warrants that it is duly formed and in good standing, and is duly authorized to execute and deliver this Lease on behalf of said party, in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. At Landlord’s request, Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of the Lease.

C. Brokers: Tenant represents it has not utilized or contacted a real estate broker or finder with respect to this Lease other than Colliers International and Tenant agrees to indemnify, defend and hold Landlord harmless against any claim, cost, liability or cause of action asserted by any other broker or finder claiming through Tenant. Landlord shall be responsible for commissions payable to Colliers International in accordance with a separate agreement between Landlord and Colliers International

D. Choice of Law: This Lease shall be governed by and construed in accordance with California law. Except as provided in Section 21.E, venue shall be Santa Clara County.

E. Dispute Resolution: Landlord and Tenant and any other party that may become a party to this Lease or be deemed a party to this Lease including any subtenants agree that, except for any claim by Landlord for unlawful detainer, or any claim within the jurisdiction of the small claims court (which small claims court shall be the sole court of competent jurisdiction), any controversy, dispute, or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement through a two-step dispute resolution process administered by J.A.M.S. or another judicial mediation service mutually acceptable to the parties located in Santa Clara County, California. The dispute resolution process shall involve first, mediation, followed, if necessary, by final and binding arbitration administered by and in accordance with the then existing rules and practices of J.A.M.S. or other judicial mediation service selected. In the event of any dispute subject to this provision, either party may initiate a request for mediation and the parties shall use reasonable efforts to promptly select a J.A.M.S. mediator and commence the mediation. In the event the parties are not able to agree on a mediator within thirty (30) days, J. A. M. S. or another judicial mediation service mutually acceptable to the parties shall appoint a mediator. The mediation shall be confidential and in accordance with California Evidence

Code § 1119 et. seq. The mediation shall be held in Santa Clara County, California and in accordance with the existing rules and practice of J. A. M. S. (or other judicial and mediation service selected). The parties shall use reasonable efforts to conclude the mediation within sixty (60) days of the date of either party’s request for mediation. The mediation shall be held prior to any arbitration or court action (other than a claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court which are not subject to this mediation/arbitration provision and may be filed directly with a court of competent jurisdiction). In order for the prevailing party to be entitled to the payment of attorney’s fees, the prevailing party must have followed the provisions of this section and have attempted to mediate any dispute prior to invoking arbitration.

IF A MEDIATION IS CONDUCTED BUT IS UNSUCCESSFUL, IT SHALL BE FOLLOWED BY FINAL AND BINDING ARBITRATION ADMINISTERED BY AND IN ACCORDANCE WITH THE THEN EXISTING RULES AND PRACTICES OF J.A.M.S. OR THE OTHER JUDICIAL AND MEDIATION SERVICE SELECTED, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF AS PROVIDED BY CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 ET. SEQ, AS SAID STATUTES THEN APPEAR, INCLUDING ANY AMENDMENTS TO SAID STATUTES OR SUCCESSORS TO SAID STATUTES OR AMENDED STATUTES, EXCEPT THAT IN NO EVENT SHALL THE PARTIES BE ENTITLED TO PROPOUND INTERROGATORIES OR REQUEST FOR ADMISSIONS DURING THE ARBITRATION PROCESS. THE ARBITRATOR SHALL BE A RETIRED JUDGE OR A LICENSED CALIFORNIA ATTORNEY. THE VENUE FOR ANY SUCH ARBITRATION OR MEDIATION SHALL BE IN SANTA CLARA COUNTY, CALIFORNIA.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

LANDLORD:              TENANT:

F. Entire Agreement: This Lease and the exhibits attached hereto contain all of the agreements and conditions made between the Parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.

G. Entry by Landlord: Upon prior notice to Tenant and subject to Tenant’s reasonable security regulations, Tenant shall permit Landlord and his agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, for the following purposes: (i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions to the Premises; (iii) erecting additional building(s) and improvements on the land where the Premises are situated or on adjacent land owned by Landlord; (iv) performing any obligations of Landlord under the Lease including remediation of Hazardous Materials if determined to be the responsibility of Landlord, (v) posting and keeping posted thereon notices of non-responsibility for any construction, alteration or repair thereof, as required or permitted by any law, and (vi) showing the Premises to Landlord’s or the Master Landlord’s existing or potential successors, purchaser, tenants and lenders. Tenant shall permit Landlord and his agents, at any time within twelve (12) months prior to the Expiration Date (or at any time during the Lease if Tenant is in default hereunder), to place upon the Premises “For Lease” signs and exhibit the Premises to real estate brokers and prospective tenants at reasonable hours. Notwithstanding anything in this Lease to the contrary, any entry by Landlord in the Premises or upon Lot A shall be designed to minimize interruption to Tenant’s ongoing operations.

H. Estoppel Certificates: At any time during the Lease Term, Tenant or Landlord, as applicable shall, within ten (10) days following written notice from the other, execute and deliver to the requesting party a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to the certifying party’s knowledge, any uncured defaults on Landlord’s or Tenant’s part, as applicable, hereunder (or specifying such defaults if they are claimed); and (iv) such other information as Landlord or Tenant, as applicable, may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Landlord’s interest in the Premises. Tenant’s failure to deliver such statement within such time shall be conclusive upon the Tenant that this Lease is in full force and effect without modification, except as may be represented by Landlord, and that there are no uncured defaults in Landlord’s performance. To extent Tenant is not a publicly traded company. Tenant agrees to provide, within five (5) days of Landlord’s request, Tenant’s most recent three (3) years of audited financial statements for Landlord’s use in financing or sale of the Premises or Landlord’s interest therein.

I. Exhibits: All exhibits referred to are attached to this Lease and incorporated by reference.

J. Interest: All rent due hereunder, if not paid when due, shall bear interest at the rate of the Reference Rate published by Bank of America, San Francisco Branch, plus two percent (2%) per annum from that date until paid in full (“Agreed Interest Rate”). This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment (including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.

K. Modifications Required by Lender: If any lender of Landlord or ground lessor of the Premises requires a modification of this Lease that will not increase Tenant’s cost or expense or materially or adversely change Tenant’s rights and obligations, Tenant agrees to execute whatever reasonable documentation is required to effectuate and modification and deliver them to Landlord within ten (10) days after the request.

L. No Presumption Against Drafter: Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both Parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

M. Notices: All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail, return receipt requested, nationally recognized overnight courier service or by personal delivery addressed to the party to be notified at the address for such party specified in Section 1 of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days prior notice to the notifying party.

N. Property Management: In the event Tenant is not the tenant of Building 2, then upon occupancy of another tenant of Building 2 (excluding, however any tenancy by or through Tenant), Tenant agrees to pay Landlord along with the expenses to be reimbursed by Tenant a monthly fee for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), in the amount of two percent (2.0%) of the Base Monthly Rent. Except as provided herein, no management fee shall be due by Tenant to Landlord.

O. Rent: All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as “additional rent”, shall be deemed as rent.

P. Representations: Except for the provisions of this Lease, Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

Q. Rights and Remedies: Subject to Section 14 above, All rights and remedies hereunder are cumulative and not alternative to the extent permitted by law, and are in addition to all other rights and remedies in law and in equity.

R. Severability: If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.

S. Submission of Lease: Submission of this document for examination or signature by the parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant. This document is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

T. Subordination: Landlord represents to Tenant that the Premises will be unencumbered by a real estate loan as of the Effective Date. Landlord shall cause any future lender to furnish to Tenant, within sixty (60) days of the date of both parties’ execution of this Lease, or placement of a lien by lender on the property, as applicable, with a written agreement providing for (i) recognition by the lender of all of the terms and conditions of this Lease; and (ii) continuation of this Lease upon foreclosure of existing lender’s security interest in the Premises. Subject to the above, this Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively “Encumbrances”) which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance (“Holder”) require that this Lease be prior and superior thereto, within seven (7) days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in the reasonable form presented to Tenant, which Landlord or Holder reasonably deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize and not disturb Tenant’s rights under this Lease as long as Tenant is not then in default (beyond applicable cure periods) and continues to pay Base Monthly Rent and additional rent and observes and performs all required provisions of this Lease. Within ten (10) days after Landlord’s written request, Tenant shall execute any reasonable documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance so long as such documents provide for (i) recognition by the Holder of all of the terms and conditions of this Lease; and (ii) continuation of this Lease upon foreclosure on the Encumbrance. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section, subject to agreement not to disturb, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such encumbrance.

U. Survival of Indemnities: All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.

V. Time: Time is of the essence hereunder.

W. Transportation Demand Management Programs: Tenant agrees that the cost of TDM (Transportation Demand Management) programs required on the Premises shall be paid by Tenant and that the cost of any TDM that is available for use by Lot B (or another tenant of Building 2, if any) shall be shared on a proportionate of use basis. Further, any ongoing costs or expenses associated with a TDM program which are required for the Project and not provided by Tenant, such as an on-site TDM coordinator, shall be provided by Landlord with such costs being included as additional rent and Tenant’s proportionate share shall be reimbursed to Landlord by Tenant within thirty (30) days after demand in accordance with Section 8 above. As of the date of this Lease, the TDM programs which have been imposed are: (i) provision EcoPasses to any full time employee who requests one, (ii) payment for a project based shuttle to connect the site to the Campbell Winchester Avenue light rail stop when open, (iii) provision of a wireless network connection for employees in the courtyard, and (iv) the agreement to allow the police department to install a small antenna on the roof of the Building.

X. Waiver of Right to Jury Trial: Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

Y. Memorandum of Lease Tenant agrees not to record this Lease, but may record the memorandum of lease attached hereto as Exhibit F on both Lots 1 and Lots 2.

Z. Approvals and Expenses. Whenever the Lease requires an approval, consent or other action by either Landlord or Tenant, such approval, consent or action shall not be unreasonably withheld, conditioned or delayed. Any reimbursable expenditure shall be limited to the actual and reasonable amount of such expenditure.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

Landlord: SOBRATO LAND HOLDINGS a California Limited Partnership		Tenant: NETFLIX, INC. a Delaware Corporation

By:	/s/ J. M. Sobrato	By:	/s/ David Hyman

General Counsel
Its:	General Partner	Its:

EXHIBIT “A” – Premises & Building

EXHIBIT “B” – Declaration

LOS GATOS GATEWAY

DECLARATION OF RECIPROCAL EASEMENTS AND OPERATING AGREEMENT

FOR SHARED ROADWAY COMMON SERVICES AND OPERATIONS

[TO BE UPDATED BY SOBRATO TO INCORPORATE LOT1 LOT2 LOTA ISSUES.

THIS DECLARATION is made effective as of                      , 2004, by SOBRATO LAND HOLDINGS, a California Limited Partnership, (“Declarant”) with reference to the following facts:

INTRODUCTION

A. Declarant owns all of that certain real property (the “Subject Properties”) located in the Town of Los Gatos, Santa Clara County, State of California, shown and described on that certain subdivision map entitled Map of [Los Gatos Gateway]                      [Tract No.                     ] (the “Map”) filed for record in the Official Records of Santa Clara County, California on                      , 200     , in                      Map Book              at Pages             .

B. Declarant intends to develop the Subject Properties, in increments, as a Commercial Component and a Residential Component as each such Component is described in this Declaration.

C. The Commercial Component shall be all of the Subject Properties that is situated within Lots 1, 2 and A as shown on the Map. The Declarant plans to develop the Commercial Component in two separate increments as two (2) office buildings situated over a garage structure.

D. The Residential Component shall be all of the Subject Properties that is situated within Lot B as shown on the Map. The Declarant plans to develop the Residential Component, in up to nine (9) increments as a residential condominium project consisting of approximately 290 residential units.

E. The Commercial Component and the Residential Component will share the use of certain private roadways and driveways located within the Commercial Component, including the roadways, perimeter and median landscaping, lighting, signage, utilities and monumentation (collectively “Shared Roadway”) which Shared Roadway is shown and further described on Exhibit “A” attached hereto.

F. The Residential Component and the Commercial Component shall have reciprocal rights of access over portions of the Shared Roadway and of each others property for installation, maintenance, repair and replacement of utility lines and utility services as herein provided.

G. The Declarant desires and intends for itself, and for its successors and assigns, to establish and impose certain easements, covenants, rights, duties, obligations and responsibilities upon Declarant and each subsequent Owner of the Subject Properties for the maintenance, repair and replacement of the Shared Roadway, the mutual and reciprocal rights of access to, over and across said Shared Roadway, the sharing of the costs of operation, maintenance, repair and replacement of the Shared Roadway, under a general plan of development and operation that will be binding upon each Declarant and each subsequent Owner and that will run with title to all of the Subject Properties and every portion thereof.

NOW, THEREFORE, Declarant hereby declares that all and every portion of the Subject Properties and all interests therein, shall be held, sold, leased, mortgaged, encumbered, rented, used, occupied, improved and conveyed subject to the following declarations, limitations, easements, restrictions, covenants, and conditions, which are imposed as covenants running with the land and equitable servitudes pursuant to a general plan for the development of the Subject Properties, and which shall run with the Subject Properties and all interests in the Subject Properties and be binding on the Declarant and its successors and assigns, and on all parties having or acquiring any right, title or interest in or to the described Subject Properties or any part thereof, their heirs, successors and assigns, and shall inure to the benefit of each Owner thereof.

ARTICLE 1

DEFINITIONS

1.1 “Commercial Component “ shall mean all of the Subject Properties that is situated within Lots 1, 2 and A, as shown on the Map.

1.2 “Commercial Declaration” shall mean a declaration of covenants, conditions and restrictions imposed or to be imposed on the Commercial Component and each portion thereof in the event that the Commercial Component is subdivided and portions thereof conveyed in a manner that entails there being more than one Owner of the resultant subdivided portions of the Commercial Component. The Commercial Declaration shall provide for the establishment, election or selection of a Managing Commercial Owner.

1.3 “Commercial Owner” shall mean the Owner or Owners of the Commercial Component. If the Commercial Component is subdivided and portions thereof conveyed in a manner that entails there being more than one Owner of the resultant subdivided portions, then the Commercial Owner shall mean all of the Owners of the resultant subdivided portions. In the event of such subdivision and conveyance of the Commercial Component, the Owners of the resulting portions of the Commercial Component shall impose a Commercial Declaration on the Commercial Component that shall provide for the establishment, election or selection of a Managing Commercial Owner to act on behalf of the Commercial Owners and provide that all votes, agreements and other decisions to be made by the Commercial Owner under this Declaration shall be determined by and pursuant to the provisions of the Commercial Declaration.

1.4 “Common Interest Development” shall mean a common interest development as defined in Civil Code section 1351(c).

1.5 “Common Interest Development Association” shall mean the association formed for a Common Interest Development located within the Community as defined in Civil Code section 1351 (a).

1.6 “Common Interest Development Declaration” shall mean the declaration for a Common Interest Development located within the Community as defined in Civil Code section 1351 (h).

1.7 “Common Facilities” shall mean the facilities and improvements described herein as the Shared Roadway.

1.8 “Community” shall mean Los Gatos Gateway, being all of the real property shown and described on the Map, as the mixed-use commercial/residential project developed or to be developed on the Subject Properties.

1.9 “Component” and “Component Parcel” shall mean and refer to the Commercial Component and the Residential Component.

1.10 “Component Owner” shall mean the Owner of a Component. If the Residential Component has been established as a Common Interest Development, then the reference herein to the Component Owner shall mean and refer to the Common Interest Development Association for and on behalf of all of the Owners of separate interests in said Common Interest Development. If the Commercial Component has been subdivided and portions thereof conveyed in a manner that entails there being more than one Owner of the resultant subdivided portions of the Commercial Component, then the reference herein shall mean each of the Owners of the resultant subdivided portions of the Commercial Component.

1.11 “Declarant” shall mean and refer to SOBRATO LAND HOLDINGS, a California limited partnership, and any successors or assigns thereof (including mortgagees who acquire an ownership interest in the Subject Properties) that expressly assume all of the rights and duties of the Declarant under this Declaration in a recorded written document accruing or arising from and after the date of such assumption.

1.12 “Declaration” shall mean this Declaration, as amended or supplemented from time to time.

1.13 “Manager” shall mean the professional manager or management company hired by the Residential Owner to manage and operate the Shared Roadway.

1.14 “Managing Commercial Owner” shall mean the Commercial Owner, or the Owner of a portion of the Commercial Component that is established, selected or elected as the Managing Commercial Owner for purposes of this Declaration in the event that the Commercial Component is subdivided and portions thereof conveyed in a manner that entails there being more than one Owner of the resultant subdivided portions of the Commercial Component. The Managing Commercial Owner can be an association that acts for and on the behalf of all of the Commercial Owners.

1.15 “Mortgage” shall mean a mortgage, deed of trust, assignment of rents, issues and profits or other proper instruments (including, without limitation, those instruments and estates created by sublease or assignment), given as security for the repayment of loan(s) or financing(s) which encumbers an Owner’s interest in the Subject Properties, or any portion thereof, made in good faith and for value.

1.16 “Mortgagee” shall mean the holder of a Mortgage, including, without limitation, a beneficiary under a deed of trust as well as a mortgagee.

1.17 “Official Records” shall mean the official records of the Office of the Recorder of the County of Santa Clara.

1.18 “Owner” shall mean the record owner from time to time, whether one (1) or more persons or entities, of fee simple title to any of the Subject Properties. Where a Component Parcel is divided into a Common Interest Development, the Owner shall be the Common Interest Development Association with respect to that Common Interest Development. The term Owner shall exclude those Persons having merely a security interest in a Component or portion thereof, for the performance of an obligation, until and unless such Person takes fee title thereto, and parties who have leasehold interests in a Component or any portion thereof.

1.19 “Person” means a natural person, a corporation, a partnership, a limited liability company, a trust, a trustee, or other legal entity.

1.20 “Residential Component” shall mean all of the Subject Properties that is situated within Lot B as shown on the Map.

1.21 “Residential Owner” shall mean the Owner or Owners of the Residential Component. If the Residential Component is subdivided in a manner that results in there being a Common Interest Development with more than one ownership, then the term Residential Owner shall mean Common Interest Development Association formed for the Residential Component.

1.22 “Shared Costs” shall mean costs and expenses incurred by the Residential Owner in connection with the undertaking, operation, maintenance, equipping, repairing and replacing the Shared Roadway and all of the facilities that make up the Shared Roadway, which Shared Costs shall be Shared between and among the Commercial Owners and the Residential Owners as Shared Cost Allocations.

1.23 “Shared Cost Allocation” shall mean the allocation of the Shared Costs as Shared Cost Shares between and among the Commercial Owners and the Residential Owners as set forth in this Declaration.

1.24 “Shared Cost Share” shall mean the allocable share of Shared Costs to be paid by the Commercial Component and the Residential Component as set forth on Exhibit B, attached hereto and incorporated herein by this reference.

1.25 “Shared Parking Spaces” are defined in Section 4.1.

1.26 “Shared Roadway” shall mean those certain private roadways and driveways located within the Commercial Component, including the roadways, perimeter and median landscaping, lighting, signage and monumentation which Shared Roadway is shown and further described on Exhibit “A” attached hereto.

1.27 “Subject Properties” shall mean and refer collectively to the real property described on the Map.

1.28 “Town” shall mean the Town of Los Gatos, California, a municipal corporation.

1.29 “Utilities”, “Utility Lines” or “Utility Services” means and includes, where appropriate, water, electricity, gas, telephone, television, fiber optic cable, sanitary sewer and storm sewer lines, pipes and conduits located in the Subject Properties.

ARTICLE 2

SHARED ROADWAY RIGHTS OF USE

2.1 Right of Use - Shared Roadway. Each Owner of a Component Parcel, including the Owners of separate lots or condominium units within a Component Parcel, and the tenants, guests, and invitees of such Owners shall have a non-exclusive easement, appurtenant to the Component Parcel or the portion of the Component Parcel owned by said Owner, over and across that portion of the Commercial Component that is described herein as the Shared Roadway for use of Shared Roadway for vehicular access over the roadway portions of the Shared Roadway and pedestrian access over and across the sidewalk, walkways and pathways within the Shared Roadway.

2.2 Maintenance and Repair of Shared Roadway. The Residential Owner shall operate, maintain, repair and replace the Shared Roadway and all components thereof. The costs and expenses of such operation, maintenance, repair, and replacement of the Shared Roadway shall be Shared Costs, with the exception of the costs and expenses of utility lines and utility services that serve only one, but not both the Commercial Component or the Residential Component that are located in the Shared Roadway. Such operation, maintenance, repair, and replacement shall be undertaken and completed in accordance with the standards of operation, maintenance, repair, and replacement for comparable improvements of first class mixed use projects located in the San Francisco Bay Area, being the Counties of San Mateo and Santa Clara.

2.3 Covenant to Pay Shared Costs. Each Owner, including the Declarant for all interests in Subject Properties owned by the Declarant, hereby covenants and agrees to pay the Shared Cost Allocation of the Shared Costs that are levied to and assessed against the Owner’s interests in a Component Parcel based upon the Shared Cost Share of that Component Parcel in accordance with this Declaration.

(A) Base Budget. The Commercial Owner shall, with the prior approval of each Owner, annually establish the Base Budget for Shared Costs for each fiscal year on or before October 1 of the previous fiscal year. The Residential Owner shall levy the Shared Cost Share of such Base Budget to each Component Owner in an amount necessary to raise the funds needed to pay the Shared Costs in each fiscal year as reflected in the Base Budget.

(1) If a Component Parcel has been divided into a Common Interest Development, the Shared Costs allocated and assessed to the Component Parcel shall be reallocated and assessed to each separate interest in the Common Interest Development by the Common Interest Development Association to each and every Owner within the Common Interest Development pursuant to the terms of the Common Interest Development Declaration which Common Interest Development Declaration shall provide for the collection of the Shared Costs so allocated Assessment from the Owners of the separate interests in the Common Interest Development.

(2) If the Commercial Component has been subdivided and portions thereof conveyed to different Owners, the Shared Costs allocated and assessed to the Commercial Component shall be reallocated and assessed to each resulting separate interest in the Commercial Component and to each and every Owner within the Commercial Component pursuant to the terms of the Commercial Declaration, which Commercial Declaration shall provide for the collection of the Shared Costs so allocated Assessment from the each of the Owners of the separate interests in the Commercial Component.

(3) The Commercial Owner shall send written notice of the final Base Budget to the Owner of each Component at least ninety (90) days in advance of the beginning of each calendar year, provided that failure to comply with the foregoing shall not affect the validity of any Shared Cost Share of Base Budget levied by the Commercial Owner. Where a Component Parcel has been divided into a Common Interest Development, the Board shall send its notices of the Base Budget to the Common Interest Development Association.

(B) Payments. The Shared Cost Share of Base Budget levied by the Commercial Owner shall be due and payable in advance, in equal monthly installments based on the estimate provided by the Commercial Owner pursuant to Section 3.3(A), on the first day of each month, unless the Commercial Owner directs otherwise.

3.4 Special Allocation of Shared Costs. The Commercial Owner, at any time, may, with the prior approval of each Owner, levy a Special Allocation of Shared Costs for any Shared Costs for the Shared Roadway incurred by the Commercial Owner that were not contained in the Base Budget. The Special Allocation of Shared Costs shall be allocated between and among all Component Owners in the same manner as the allocation of the Shared Costs contained in the Base Budget, as set forth in Section 3.3.

(A) Payment. The Special Allocation of Shared Costs may be due and payable in one (1) payment or periodically as the Commercial Owner shall direct at the time that the Special Allocation of Shared Costs is levied; provided, however, that no installment of a Special Allocation of Shared Costs shall be due sooner than thirty (30) days after notice of the Special Allocation of Shared Costs has been delivered to the Component Owners by the Commercial Owner. Special Allocation of Shared Costs may be levied for:

(1) an unanticipated expense required by a court order or other governmental authority,

(2) an unanticipated expense necessary to repair or maintain any part of the Shared Roadway where a threat to personal safety within the Community is discovered, or

(3) an unanticipated expense necessary to repair or maintain any part of the Shared Roadway that was not foreseen by the Commercial Owner in preparing and distributing the Base Budget.

(B) Notice. The Commercial Owner shall provide to the Component Owners by first-class mail notice of any Special Allocation of Shared Costs not less than thirty (30) nor more than sixty (60) days prior to the Special Allocation of Shared Costs becoming due.

3.5 Verification of Shared Costs. The Commercial Owner shall, within twenty (20) days after request by any Owner, any Mortgagee or potential purchaser of a Component Parcel or portion thereof, and, for a reasonable charge, furnish a certificate signed by an officer of the Commercial Owner setting forth whether the Shared Costs allocated to a specified Component Parcel or portion thereof have been paid and identifying the amount of any unpaid Shared Costs allocated to such Component Parcel or portion thereof. Such a certificate shall be conclusive evidence of the accuracy of the statements made therein. [Other Owners should have a audit right].

3.6 Personal Obligation For Shared Cost Allocation. [Don’t like this to be personal]

(A) The amount of each Shared Cost Allocation levied to a Component Parcel together with interest, late charges, collection costs, and reasonable attorneys’ fees, shall be the personal obligation of each Person who was the Owner of the Component Parcel at the time when the Shared Cost Allocation so levied fell due. The personal obligation for delinquent Shared Cost Allocation levied to a Component Parcel shall pass to the successors in title of the Component Parcel whether or not expressly assumed by them; provided however that the Owner of the Component Parcel shall not be relieved of its personal obligation hereunder until such obligation is paid in full.

If a Component Parcel constitutes a Common Interest Development, the share of the Shared Cost Allocation that has been levied by the Commercial Owner to the Common Interest Development Association shall be the obligation of the Common Interest Development Association and shall also, severally, be the personal obligation of the Owners of the separate interests in the Common Interest Development as to the prorata share thereof that has been allocated to such Owners of separate interests by and pursuant to the Common Interest Development Declaration.

(B) No Owner shall be exempt from liability for payment of the Shared Cost Allocations that are levied against its Component Parcel by waiver of the use or enjoyment of any of the Shared Roadway or any other portions of the Community, or by the abandonment of such Owner’s interest.

3.7 Transfer of Property. If a Component Parcel, or portion thereof, is transferred, the transferor shall remain liable to the Commercial Owner on behalf of the Commercial Owner for all unpaid Shared Cost Allocations against such Component Parcel through and including the date that written notification of the transfer is delivered to the Commercial Owner. If a transferee receives a statement of the type described in Section 3.5, such transferee shall not be subject to personal obligation for unpaid Shared Cost Allocations in excess of the amounts identified in such statement. Notwithstanding the foregoing, the transferee shall be liable for any additional Shared Cost Allocations that become due after the date of the written notification of the transfer.

3.8 Effect of Nonpayment of Shared Cost Allocations. Any Shared Cost Allocation not paid within fifteen (15) days after the due date shall be delinquent, shall bear interest at the rate of twelve percent (12%) per annum commencing thirty (30) days after the due date until paid in full, and shall incur a late payment fee in an amount of ten percent (10%) of the delinquent amount or ten dollars ($10), whichever is greater, provided that in no event shall the interest or late charges payable hereunder exceed the maximum permitted by applicable law.

3.9 Enforcement and Remedies. If payment of any Shared Cost Allocation is delinquent, the Commercial Owner shall have the continuing right to bring legal action for collection of such delinquent Shared Cost Allocation against any current or prior Owner of a Component Parcel or portion thereof who is delinquent in payment of such Shared Cost Allocation as a debt and obligation of such Owner. Suit to recover a money judgment for unpaid Shared Cost Allocations, may include all interest, late charges, attorneys’ fees and other costs of collection.

ARTICLE 4

EASEMENT RIGHTS

4.1 Shared Parking. The Residential Owner, its tenants, guests and invitees, and the Owners of lots or units in any Common Interest Development established for the Residential Component, their tenants, guests and invitees and the Commercial Owner, its tenants, customers, and employees and invitees, shall be entitled to the shared use of all of the parking spaces located within the Shared Roadway (“Shared Parking Spaces”). The Owners intend to more specifically assign the rights to use particular parking spaces in a document to be recorded later.

4.2 Access to Creek Trail. The Commercial Owners and the tenants and occupants of the Commercial Component, and each office building therein, shall have the right of non-exclusive easements over and across the sidewalks and pathways of the Residential Component for access, ingress and egress to the Creek Trail that is adjacent to the Residential Component, as described on Exhibit “C” attached hereto. The Residential Owner shall maintain and repair the entry gates and access ways located on the Residential Component providing access to the Creek Trail at the cost and expense of the Residential Owner.

4.3 Utility Easements. The Owners shall have reciprocal rights of access over portions of the Subject Properties for installation, maintenance, repair and replacement of Utility Services. The Owners shall each be responsible for all costs and expenses regarding the installation, maintenance, repair and replacement of Utility Services serving their respective properties, and shall repair any damage to the Shared Roadway as a result of any such installation, maintenance, repair and replacement of Utility Services, and shall indemnify and hold each other harmless from any claims regarding such installation, maintenance, repair and replacement of Utility Services.

4.4 Insurance. Each Component Owner shall maintain insurance insuring the Component Owner, and if a Common Interest Development, the Common Interest Development Association, and its members, for claims for injury, death or other liability for the use and operation of the Shared Roadway by the Component Owner.

ARTICLE 5

GENERAL PROVISIONS

5.1 Enforcement. The Declarant, each Component Owner, and each Mortgagee shall have the right to enforce, by any proceeding at law or in equity, the rights, easements, obligations, restrictions, covenants, reservations, liens, and charges now or hereafter imposed by this Declaration. Any Owner or the Declarant who is adjudged to be the prevailing party in any such action shall be entitled to recover reasonable attorneys’ fees as are ordered by the court or other adjudicating body. Failure by the Declarant or any Owner to enforce any covenant or restriction herein contained shall in no event be deemed a waiver of the right to do so thereafter. When a Component Parcel is a Common Interest Development, only the Common Interest Development Association shall have the right to enforce or bring any action to enforce this Declaration for and on behalf of the Owners in that Common Interest Development, and the individual Owners shall not have any such rights to bring any such action.

5.2 Binding: Run With Land. The covenants and restrictions of this Declaration shall run with and bind the Subject Properties, and all interests therein, including, without limitation, the fee interest and any leasehold interests. All Owners, tenants and other occupants of the Community, or any part thereof, are subject to and bound by the provisions of this Declaration. Owners shall require their tenants, and other Occupants and Invitees, to observe all applicable provisions of this Declaration and shall incorporate this Declaration into the provisions of all leases.

5.3 Invalidity of Any Provision. Should any provision or portion hereof be declared invalid or in conflict with any law of the jurisdictions where the Community is situated, the validity of all other provisions and portions hereof shall remain unaffected and in full force and effect.

5.4 Term. The covenants and restrictions of this Declaration shall be binding upon the Subject Properties, and each portion thereof, and each Owner of any portion of the Subject Properties subject to this Declaration, their respective legal representatives, heirs, successors and assigns, for a term of fifty (50) years from the date this Declaration is recorded, after which time they shall be automatically extended for successive periods of ten (10) years, unless an instrument in writing terminating this Declaration signed by each the Residential Owner and the Commercial Owner. If the Residential Component has been established as a Common Interest Development, any such agreement for termination of this Declaration shall be agreed upon and executed by the majority of the board of directors of the Common Interest Development Association for and on behalf of all of the Owners of separate interests in said Common Interest Development. If the Commercial Component has been subdivided and portions thereof conveyed in a manner that entails there being more than one Owner of the resultant subdivided portions of the Commercial Component, any such agreement for termination of this Declaration shall be agreed upon and executed by the Managing Commercial Owner for and on behalf of all of the Owners of separate interests in said Commercial Component.

5.5 Amendments.

5.6 (A) Authority to Amend. This Declaration may be amended only by the written consent and approval of both Component Owners. If the Residential Component has been established as a Common Interest Development, any such amendment of this Declaration shall be agreed upon and executed by the majority of the board of directors of the Common Interest Development Association for and on behalf of all of the Owners of separate interests in said Common Interest Development. If the Commercial Component has been subdivided and portions thereof conveyed in a manner that entails there being more than one Owner of the resultant subdivided portions of the Commercial Component, any such amendment of this Declaration shall be agreed upon and executed by the Managing Commercial Owner for and on behalf of all of the Owners of separate interests in said Commercial Component.

(B) Recordation. Any amendment of this Declaration shall be recorded in the Official Records.

5.6 Mortgagee Rights and Protections.

(A) Subordination. No breach of any covenant and/or restriction, nor the enforcement of any lien provision contained in this Declaration shall render invalid the lien of any Mortgage made in good faith and for value. All of the covenants, conditions and restrictions herein contained shall be binding upon and effective against any Owner whose title is derived through foreclosure, trustee sale, deed in lieu thereof, or otherwise.

(B) Mortgagees may jointly or singly pay any levy of a Shared Cost Allocation which is in default and take any action reasonably necessary to cure any other default under this Declaration of the Owner who is subject to the Mortgage with the same effect as such cure by the Owner itself.

(C) Consent of a Mortgagee. Whenever the consent of a Mortgagee is required by this Declaration, any action taken without such consent shall not bind such Mortgagee or its successor.

(G) Title by Foreclosure. Except to the extent otherwise expressly provided herein, all of the provisions contained in this Declaration shall be binding on and effective against any Owner whose title to any Component Parcel, or any portion thereof, is acquired by foreclosure, trustee’s sale, deed in lieu of foreclosure, or otherwise.

5.7 Notice. Any notice permitted or required by this Declaration may be delivered personally, or by prepaid over night courier, or by mail. If delivery is by mail, it shall be deemed to have been delivered seventy-two (72) hours after a copy of the same has been deposited in the United States mail, first class, certified or registered, postage prepaid, addressed to the person to be notified at the current address given by such person to the Commercial Owner or addressed to the Component Parcel of such person if no address has been so given. Delivery by overnight delivery service shall be effective upon the earlier of receipt or one (1) business day after deposit with such delivery service.

5.8 Not a Public Dedication. Nothing herein contained shall be deemed to be a gift or dedication of any portion of the Community to the general public, for the general public or for any public use or purpose whatsoever, it being the intention and understanding of the Component Owners that this Declaration shall be strictly limited to and for the purposes herein expressed for the development, maintenance and operation of the Subject Properties that constitutes the Community on private property as a private development solely for the benefit of the Component Owners. Pursuant to the provisions of this Section 5.8, and except as otherwise expressly stated in this Declaration, the Commercial Owner shall have the right to restrict public access as reasonably necessary to prevent public dedication and to prevent or prohibit the use of the Community, or any portion thereof, by any person, for any purpose inimical to the operation of the Community as a first class private development as contemplated by this Declaration.

5.9 Governing Law. This Declaration shall be governed by, construed under, and enforced in accordance with the laws of the State of California. All Owners hereunder consent to the jurisdiction of the courts of the State of California and the United States of America, and agree that venue properly lies in the Superior Court of Santa Clara County and the United States District Court for the Northern District of California, as appropriate.

5.10 Joint and Several Liability. When an Owner is composed of more than one person or entity, each such person or entity shall be jointly and severally liable for payment of any Shared Cost Allocation levied against the Component Parcel and performance of all obligations (including without limitation, indemnification obligations) arising under any provision of the Documents with respect to such Component Parcel or the ownership thereof.

5.11 Cooperation. In fulfilling obligations and exercising rights under this Declaration, each Component Owner shall cooperate with each other to promote the efficient operation of the Community and harmonious relationships among the Component Owners and to protect the value of each of their respective interests in the Community.

5.12 Attorneys’ Fees. If there is any legal action or proceeding to enforce any provision of this Declaration or to protect or establish any right or remedy, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred by such prevailing party in such action or proceeding. In addition, the unsuccessful party shall pay any costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred by the prevailing party in enforcing or appealing any judgment rendered in any such legal action or proceeding, which costs and expenses shall be recoverable separately from and in addition to any other amount included in such judgment. This Section 5.12 is intended to be severable from the other provisions of this Declaration, and shall survive and not be merged into any such judgment.

5.13 Covenants and Agreements Run With Land. All of the easements, covenants, rights, agreements, reservations, restrictions and conditions herein contained touch and concern the Subject Properties and the Community, and each portion thereof and all interests therein, shall constitute covenants running with the land and equitable servitudes, shall run with the Subject Properties and each Component Parcel or other lot, parcel or condominium therein, and all interests in the Subject Properties, including the fee interest and the leasehold interests, and inure to the benefit of and shall be binding upon the Owners and each holder of any interest in any portion of the Community, and their grantees, Mortgagees, heirs, successors, assigns and personal representatives, during each of their respective terms of ownership, with the same full force and effect as though set forth in full in every grant, conveyance or demise of the Community, or any part thereof.

5.14 Conforming Exhibits. The exhibits attached to this Declaration are incorporated herein by this reference. The legal descriptions of the Community, Subject Properties, Component Parcels or other portions or increments thereof as set forth in this Declaration, or on exhibits to this Declaration may become obsolete as a result of conveyances annexations, lot line adjustments, takings, or similar such occurrences. Upon such occurrences, the terms Community, Subject Properties, or Component Parcel shall continue to refer to the Community, Subject Properties, or Component Parcels or other portions or increments thereof as set forth in this Declaration as any one or more of them are reconfigured or revised to conform the exhibits to the changed legal descriptions of the affected Subject Properties, Component Parcels, or other portions or increments thereof.

5.15 Captions and References. The captions in this Declaration are for convenience and reference only, and, except for Article 1, Definitions, in no way define, limit, or otherwise affect the scope, meaning or effect of any provision of this Declaration. All references to “herein” or “hereunder” refer to this Declaration as a whole unless specific references are made to specific articles, sections, subsections or exhibits of this Declaration.

5.16 Number; Gender. The singular and plural number and the masculine, feminine and neuter gender shall each include the other where the context requires.

IN WITNESS WHEREOF, the undersigned, being the Declarant herein, has executed this Declaration effective as of                      , 200    .

Sobrato Land Holdings, a California Limited Partnership

By:	John Michael Sobrato 1985 Separate Property Trust, General Partner

By:
John Michael Sobrato, Trustee

STATE OF	)
) ss.
COUNTY OF	)

On this              day of                      , 200    , before me,                          , a notary public for the state, personally appeared                      , known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

Exhibit “A”

Shared Roadway

Exhibit “B”

Shared Cost Share

Component Parcel	Shared Cost Share
Residential Component	per cent ( )%
Commercial Component	per cent ( )%

FILL IN NOW

Exhibit C

Creek Trail

EXHIBIT “C” – Building Shell Plans and Specifications

to be attached following lease execution

EXHIBIT “D” – Preliminary Shell Schematic Drawings

EXHIBIT “E” – Building Shell Definition

1. Site and Shell:

All permits and fees required for approval, permits, use, and governmental sign-off. All landscape, site work, lighting, paving, and signage, utilities stubbed into the Building Shell to appropriate areas as agreed by the Parties. Common Area site landscape irrigation and site electrical will be separately metered by common house site and water meters. Work includes all vaults, fees, backflow and monitoring devices. Landlord to provide 2 – 4” phone conduits and 2 – 4” private fiber conduits to a designated spot in each building (MPOE and future MPOE).

2. Garage:

All work related to the construction of the garage including compliance to all codes including ADA and Title 24 but shall not include elevators nor elevator lobbies and finishes which work shall be part of the Tenant Improvements. Landlord to provide garage drainage system, domestic water hose bibs, convenience electrical, including car chargers if required by the Town. Garage electrical including transformers and panels for lighting, convenience power and ventilation, will be stubbed into electrical room for final connection by Tenant. All finishes, perimeter painting, signage, garage floor sealer concrete finished access and egress stairs, doors with electronically locking hardware (system by Tenant), automatic CO system and mechanical venting, all lighting to code levels. Separate fire riser and fully monitored fire sprinkler system (monitoring system by Tenant). Landlord to provide rollup/tilt up gates, with time clocks and loop detection, and cable rails with safety devices at ramp edge. Except as specifically provided herein, all work required for a garage final inspection.

3. Shell:

All work required to obtain a shell permit final inspection (not a TCO for occupancy). All work shall conform to local building codes, ADA and Title 24 for the shell. Exterior doors to have electronic hardware (system provided by Tenant). Stairs for access and egress with one set to the roof. Fire riser and complete shell system, including “up heads” with capped tees for Tenant improvements at all floors and roof, monitors and PIV (monitoring system by Tenant). Provided shaft locations and HVAC equipment are determined prior to steel fabrication, steel framework shall be designed to accommodate shaft and elevator openings and mechanical support and leveling pads at no cost to Tenant. Complete sewer “gut line” under podium slab connecting restroom cores to site utility.

4. Electrical:

All primary and secondary electrical service from the street to a location in building or garage, transformer pad, and house meter section. All wiring of Common Area devices including meter, feeders, transformer, and distribution, such as: lighting, site amenities and landscape irrigation. Communication and monitoring conduits as described above.

EXHIBIT “F” – Tenant Improvement Plans and Specifications

To be attached when completed

EXHIBIT “G” - Option to Lease Building 2

Recitals:

A. As part of the consideration for Tenant entering into the Lease, Landlord is willing to grant to Tenant the exclusive option to lease Building 2 (consisting of a 3_-story building containing approximately 80,000 rentable square feet, with exclusive parking of not less than 3.5 spaces per 1,000 rentable square feet and 3.7 spaces per 1,000 rentable square feet, included the Shared Parking (as defined in the Lease) to be constructed on Lot 2 as shown in Exhibit “A”. Landlord has agreed, subject to the conditions set forth herein, to construct the building if Tenant exercises such option to lease, all pursuant to the terms and conditions set forth below.

B. The parties now wish to document the terms of such option to lease Building 2.

NOW, THEREFORE, in consideration of the execution of the Lease by both parties, and in consideration of the mutual covenants set forth below, the parties agree as follows:

1. Grant of Option. Landlord hereby grants to Tenant the exclusive option to lease Building 2 (the “Option”) subject to the terms and conditions set forth in this Exhibit “G”.

2. Consideration and Term of Option. Beginning on the Effective Date of the Lease, Tenant shall pay to Landlord on the first day of each calendar month as consideration for the Option the sum of Twelve Thousand and No/100 Dollars ($12,000.00). Tenant shall be entitled to exercise the Option at any time during the period commencing on the Effective Date of the Lease and ending on September 30, 2007. Such period shall herein be referred to as the “Option Period”. Tenant shall have the right to terminate the Option at any time, and if Tenant does so, Landlord may keep all option consideration theretofore paid, but Tenant shall have no obligation to pay any further amounts towards option consideration. Landlord shall have the right to terminate the Option if Tenant fails to pay any monthly installment of option consideration when due and does not cure such failure within five (5) business days after Landlord has given Tenant written notice that Tenant has failed to make such payment of option consideration. Such termination right must be exercised, if at all, no later than the next option consideration payment by Tenant. Once Tenant exercises the Option, Tenant shall not have any obligation thereafter to make payments of option consideration. The amount of option consideration due shall be prorated as of the Effective Date of the Lease and as of the date the option is exercised, or at the end of the Option Period, so that for any partial month Tenant only pays such option consideration as is proportionately allocable to the partial month that is part of the Option Period. In the event the Option is terminated or expires, Landlord may keep all option consideration paid and neither Landlord nor Tenant shall have any further obligations under this Exhibit “G”.

3. Exercise of Option. Tenant shall exercise the Option only by delivery of written notice to Landlord within the Option Period of such exercise (“Exercise Date”). Tenant may not exercise the Option (i) at any time that Tenant is in monetary default or material non-monetary default (after applicable notice and cure periods) under the terms of the Lease, or (ii) at any time after the Lease has been terminated for any reason.

4. Conditions Precedent. Landlord’s obligation to construct Building 2 are expressly conditioned upon Landlord’s ability, using reasonable good faith efforts, within one hundred twenty (120) days of the Exercise Date to secure a commitment by an institutional lender to make a fixed rate non-recourse (but not with respect to any construction loan financing) non-participating loan to Landlord in a minimum amount equal to the Total Project Cost not including the cost or value of the land. Total Project Cost shall equal the sum of (i) payments by Landlord for labor and materials to contractors performing construction work in connection with the Building Shell, (ii) fees for building permits, licenses, inspection, utility connections or extensions, and any other fees imposed by governmental entities and, (iii) fees of engineers, architects, consultants and others providing professional services in connection with the construction of Building 2. Notwithstanding the foregoing, if Landlord can not secure permanent financing for Building 2, on the terms outlined herein, Tenant may, at Tenant’s sole election, provide financing to Landlord for the Total Project Costs, in which event Landlord shall remain obligated to construct Building 2. The financing provided by Tenant hereunder shall be on terms and conditions substantially similar to that of an institutional lender (e.g., first priority secured loan against Building 2) with interest at a rate calculated at the 10 year U.S. Treasury rate, plus 1.5%). The loan term shall be for no less than the initial Lease Term on Building 2 and Tenant shall be entitled to offset any Rent owing under the Lease against the amount owing Tenant under the loan.

5. Lease of Building 2. Within thirty (30) days after Tenant’s exercise of the Option, Landlord and Tenant shall enter into a written lease of Building 2 (the “Building 2 Lease”). The Building 2 Lease shall be on the same terms as the Lease, except as follows:

(a) The Premises shall be Building 2. References in the Lease format shall be changed in the Building 2 Lease to refer to Building 2, with correct references to the rentable area of Building 2 and the correct number of surface parking spaces and parking spaces within the subterranean parking structure that are provided as part of Building 2, along with any other parking rights or restrictions allocable to Building 2 (which restrictions, if any, shall not be materially more extensive or burdensome than those associated with the original Building).

(b) The term shall commence upon the date of Substantial Completion (as the term is defined in the Lease) of the Building Shell and Tenant Improvements for Building 2 (“Commencement Date”) estimated to occur fifteen (15) months following exercise of the Option and end sixty (60) months thereafter.

(c) Rent shall be payable beginning on the Commencement Date. Base Monthly Rent for Building 2 shall be determined based on (i) the area of Building 2 (which shall be based upon the same methodology for determining rentable square footage as set forth in the lease for Building 1) and (ii) the date Tenant exercises the Option pursuant to the following schedule:

If the option is exercised before 9/30/05:	$2.48 per rentable square foot (“prsf”)
If the option is exercised between 10/1/05 – 9/30/06:	$2.55 prsf
If the option is exercised between 10/1/06 – 9/30/07:	$2.63 prsf

(d) The original Lease shall be automatically extended if necessary to provide (i) coterminous leases for the Building and Building 2 and (ii) a lease term of 5 years for Building 2.

(e) The original Lease shall be modified to provide that a default under the Building 2 Lease by either Landlord or Tenant shall also be a default under the original Lease. A default under the original Lease by either Landlord or Tenant shall also be a default under the Building 2 Lease.

(f) Tenant shall have the same options to extend the Building 2 Lease that it has for the Building under the original Lease. The options to extend under the Building 2 Lease shall be independent of the options to extend under the Lease, and may be exercised together, or separately, with those for the Building.

(g) The number of parking spaces both on the surface and in the subterranean parking structure that are part of Building 2 that are to be shared with Lot B shall not exceed the number of spaces that are so shared with Lot B pursuant to the Lease with respect to the original Building.

(h) There will be no Security Deposit to be paid by Tenant with respect to Building 2.

(i) Landlord and Tenant shall be obligated to use Devcon Construction if it agrees to construct the Tenant Improvements for the same fee including overhead and profit and general conditions for Building 2 as agreed for the Building. However, if this cannot be achieved, then either shall have the right to require that the general contractor be selected by a competitive bidding process.

(j) Tenant shall have the right to build out the Building 2 Tenant Improvements in phases, so long as Tenant completes all Building Core and drop ceilings requirements upon substantial completion.

6. Construction of Shell and Tenant Improvements.

(a) Within sixty (60) days after Tenant’s exercise of the Option, Landlord shall deliver to Tenant for Tenant’s approval plans and specifications for construction of the shell of Building 2 (together called the “Building 2 Shell Plans”). The Building 2 Shell Plans shall contemplate construction of a Building Shell of a design, size and quality substantially identical to the Building Shell of the Building.

(b) Within one hundred twenty (120) days after Tenant’s approval of the Building 2 Shell Plans, Tenant shall submit to Landlord, for Landlord’s approval, Tenant Improvement Plans respecting Tenant Improvements that Tenant desires Landlord to construct Building 2. Landlord shall cause the General Contractor to commence construction of Building 2 as soon as reasonably possible, and continue diligently to construct the same until completion thereof in accordance with the Building 2 Shell Plans. All costs of construction of Building 2 shall be paid by Landlord and Tenant in the same manner as for the Building pursuant to Section 5 of the Lease.

7. Successors. The Option provided Tenant in this Exhibit is personal and granted to Netflix, Inc. and are not exercisable by any third party should Tenant assign or sublet all or a portion of its rights under this Lease, unless Landlord consents to permit exercise of any option by any assignee or subtenant, in Landlord’s sole discretion; provided, however, that the Option may be exercised by an “Acquiring Entity” (as that term is defined in Section 17.D of the Lease entitled “Reorganization of Tenant”) or by a successor to Tenant by means of a “Permitted Transfer” (as that term is defined in Section 17.E of the Lease entitled “Permitted Transfers”). Except as previously provided, the terms and provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. In no event, however, shall any lender be obligated to perform the terms of this Option in the event of a foreclosure of Landlord’s interest in the Premises or the Property to the extent that such terms of this Option relate to the construction of the Building 2 Shell, but only so long as such lender or Landlord reimburse to Tenant all amounts paid by Tenant on account of costs related to the construction of the subterranean parking structure and the Tenant Improvements paid by Tenant toward the cost of Building 2 and all option consideration paid pursuant to paragraph 2 above.

EXHIBIT H – Memorandum of Lease

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304-1050

ATTENTION: Real Estate Department/DKK

MEMORANDUM OF LEASE AND OPTIONS

THIS MEMORANDUM is made as of the              day of                      , 2004, by and between SOBRATO LAND HOLDINGS, a California limited partnership (“Landlord”), and NETFLIX, INC., a Delaware corporation (“Tenant”), with reference to the following facts and objectives:

A. Landlord and Tenant entered that certain unrecorded Lease (the “Lease”) dated                      , 2004, regarding the real estate located on Winchester Boulevard in Los Gatos, Santa Clara County, California, more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Land”).

B. Landlord and Tenant mutually desire to give public notice of the existence of the Lease and the rights and options of Tenant thereunder.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Lease and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, on the terms and conditions of the Lease the “Building” described in the Lease to be constructed by Landlord on the portion of the Land described on Exhibit “B” attached hereto, together with all rights, privileges, easements and appurtenances thereunto appertaining.

2. Landlord and Tenant acknowledge that the term of the Lease will be for a term of eighty-four (84) months commencing upon substantial completion of the Building Shell and Tenant Improvements (as described in the Lease). Landlord hereby grants Tenant four (4) options to extend the Lease Term for additional terms. The first two (2) option terms shall be for a period of thirty six (36) months each and the second two (2) Option Terms shall be for sixty (60) months each.

3. Landlord hereby grants Tenant the option to lease “Building 2” to be constructed by Landlord on that portion of the Land described on Exhibit “C” attached hereto on the terms and conditions described in the Lease.

4. Landlord hereby grants Tenant the first right, option and opportunity to purchase the Premises on the terms and conditions provided in the Lease.

5. All capitalized terms used herein shall have the meanings ascribed to them in the Lease. The purpose of this Memorandum is to give public notice of the existence of the Lease and the rights and options of Tenant thereunder. In the event, however, of any inconsistency between this Memorandum and the terms and conditions of the Lease, the Lease shall prevail.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum of Lease and Options, by their duly-authorized representatives, as of the day and year first above written.

LANDLORD:	TENANT:

SOBRATO LAND HOLDINGS,	NETFLIX, INC.,
a California limited partnership	a Delaware corporation

By:		By:
	John Michael Sobrato	Name:
	Managing General Partner	Title:

State of California	)
) ss.
County of )

On                      , 2004, before me,                                          , personally appeared JOHN MICHAEL SOBRATO, personally known to me or proved to me on the basis of satisfactory evidence, to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

State of California )
) ss.
County of )

On                     , 2004, before me,                                              , personally appeared                                         , personally known to me or proved to me on the basis of satisfactory evidence, to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public